EXECUTION COPY

AGREEMENT AND PLAN OF MERGER

by and among

GORES LOGISTICS HOLDINGS, LLC,

GORES LOGISTICS SUB, INC.

and

CLARK HOLDINGS INC.

September 1, 2011

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ARTICLE V. REPRESENTATIONS AND WARRANTIES OF PARENT		34

Section 5.1.	Organization; Capitalization and Ownership of Merger Sub	34
Section 5.2.	Authorization; Validity of Agreement; Parent Action	35
Section 5.3.	Consents and Approvals; No Violations	35
Section 5.4.	Disclosure Documents	36
Section 5.5.	Merger Sub’s Operations	36
Section 5.6.	Financial Capability	36
Section 5.7.	Share Ownership; No Interested Stockholder	36
Section 5.8.	No Other Representations or Warranties; Nonreliance	36
Section 5.9.	Litigation	37
Section 5.10.	Brokers or Finders	36

ARTICLE VI. COVENANTS		37

Section 6.1.	Interim Operations of the Company	37
Section 6.2.	Access to Information	40
Section 6.3.	Go-Shop Period; Acquisition Proposals	41
Section 6.4.	Employee Benefits	44
Section 6.5.	Publicity	45
Section 6.6.	Indemnification and Insurance	46
Section 6.7.	Reasonable Best Efforts	47
Section 6.8.	Section 16 Matters	47
Section 6.9.	Obligations of Merger Sub	47
Section 6.10.	Takeover Statutes	48
Section 6.11.	Notification of Certain Matters	48
Section 6.12.	Stockholder Litigation	48
Section 6.13.	No Control of Other Party’s Business	48
Section 6.14.	Existing Indebtedness	49
Section 6.15.	Fee Payments at Closing	49

ARTICLE VII. CONDITIONS		50

Section 7.1.	Conditions to Each Party’s Obligation to Effect the Merger	50
Section 7.2.	Conditions to Obligations of Parent and Merger Sub	50
Section 7.3.	Conditions to Obligation of the Company	51
Section 7.4.	Frustration of Closing Conditions	51

ARTICLE VIII. TERMINATION		51

Section 8.1.	Termination	51
Section 8.2.	Effect of Termination	53

ARTICLE IX. MISCELLANEOUS		54

Section 9.1.	Amendment and Modification	54
Section 9.2.	Non-Survival of Representations and Warranties	54
Section 9.3.	Notices	55
Section 9.4.	Interpretation	55
Section 9.5.	Counterparts	55
Section 9.6.	Entire Agreement; Third-Party Beneficiaries	56
Section 9.7.	Severability	56
Section 9.8.	Governing Law	56

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AGREEMENT AND PLAN OF MERGER

AGREEMENT AND PLAN OF MERGER, dated as of September 1, 2011 (as may be amended, supplemented or otherwise modified from time to time, this “Agreement”), by and among Clark Holdings Inc., a Delaware corporation (the “Company”), Gores Logistics Holdings, LLC, a Delaware limited liability company (“Parent”), and Gores Logistics Sub, Inc., a Delaware corporation and wholly owned subsidiary of Parent (“Merger Sub”).

WHEREAS, the respective Boards of Directors of Parent, Merger Sub and the Company have approved the acquisition of the Company by Parent upon the terms and subject to the conditions set forth in this Agreement, whereby, upon the terms and subject to the conditions set forth in this Agreement, Merger Sub shall be merged with and into the Company, with the Company continuing as the Surviving Company (the “Merger”), in accordance with the Delaware General Corporation Law, as amended (the “DGCL”), with each issued and outstanding share (a “Share”) of the Company’s common stock, par value $0.0001 per share (the “Company Common Stock”) (other than (i) Shares to be cancelled in accordance with Section 3.1(c) and (ii) Dissenting Shares) to be converted into the right to receive the Merger Consideration; and

WHEREAS, the Board of Directors of the Company has received the opinion of Integgra Advisory Services, Inc. (“Integgra”) that the Merger Consideration payable to the holders of Company Common Stock upon consummation of the Merger is fair to such holders from a financial point of view;

WHEREAS, the Board of Directors of the Company (the “Company Board”) has, upon the terms and subject to the conditions set forth in this Agreement, (i) approved and declared advisable and in the best interests of the Company and its stockholders this Agreement and the transactions contemplated hereby, including the Merger (the “Transactions”), and (ii) resolved to recommend that the Company’s stockholders adopt this Agreement and approve the Merger;

WHEREAS, certain executive officers and members of the Board of Directors of the Company have entered into a voting agreement with Parent (the “Voting Agreement”) in which they have agreed to vote their holdings of Company Common Stock in favor of the Merger, subject to the terms and conditions therein;

WHEREAS, the Board of Directors of each of Parent and Merger Sub has, upon the terms and subject to the conditions set forth in this Agreement, and after receipt of the opinion of its financial advisor, approved and declared advisable this Agreement and the Transactions, and Parent (in its capacity as the sole stockholder of Merger Sub) has adopted this Agreement and approved the Transactions; and

WHEREAS, Parent, Merger Sub and the Company desire to make certain representations, warranties, covenants and agreements in connection with the Transactions and to prescribe various conditions to the Transactions;

NOW, THEREFORE, in consideration of the foregoing and the respective representations, warranties, covenants and agreements contained in this Agreement and for other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, the parties to this Agreement agree as follows:

ARTICLE I.
DEFINITIONS AND TERMS

Section 1.1.          Definitions. As used in this Agreement, the following terms have the meanings set forth below:

“$” means United States dollars.

“Acquisition Proposal” means any inquiry, proposal, indication of interest or offer (whether in writing or otherwise) from any Person (other than Parent, Merger Sub or any Affiliate thereof) relating to, or that is reasonably expected to lead to, any direct or indirect acquisition or purchase, in one transaction or a series of transactions, of any assets or businesses that constitute 20% or more of the revenues or assets of the Company and its Subsidiaries, taken as a whole, or 20% or more of any class of equity security of the Company or any of its Subsidiaries, any tender offer or exchange offer that if consummated would result in any Person beneficially owning 20% or more of any class of equity security of the Company or any of its Subsidiaries, or any merger, consolidation, business combination, recapitalization, liquidation, dissolution, joint venture, binding share exchange or similar transaction involving the Company or any of its Subsidiaries pursuant to which any Person or the shareholders of any Person would own 20% or more of any class of equity security of the Company or any of its Subsidiaries or of any resulting parent company of the Company.

“Affiliate” means a Person that directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, the first-mentioned Person. For this purpose, “control” (including the terms “controlled by” and “under common control with”) means the possession, directly or indirectly or as trustee or executor, of the power to direct or cause the direction of the management or policies of a Person, whether through the ownership of stock, by Contract or otherwise.

“Agreement” has the meaning set forth in the Preamble.

“Alternative Acquisition Agreement” has the meaning set forth in Section 6.3(d).

“Antitrust Laws” means the HSR Act, the Sherman Act, as amended, the Clayton Act, as amended, the Federal Trade Commission Act, as amended, and any other federal, state or foreign Law designed to prohibit, restrict or regulate actions for the purpose or effect of monopolization or restraint of trade or the significant impediment of effective competition.

“Applicable Conditions” means all conditions set forth in Section 7.1 and Section 7.2 (other than those conditions that by their nature are to be satisfied by actions taken at the Closing, which shall be capable of being satisfied at the Closing).

“Audit” means any audit, assessment of Taxes, other examination by any Taxing Authority or any proceeding or appeal of such proceeding relating to Taxes.

“Balance Sheet Date” has the meaning set forth in Section 4.6.

“Benefit Plans” means all employee compensation, incentive, fringe or benefit plans, programs, policies, commitments or other arrangements (whether or not set forth in a written document) of any kind, covering any active or former employee, director or consultant of the Company or any Company Subsidiary, or any trade or business (whether or not incorporated) which is under common control with the Company, or their dependents or beneficiaries, with respect to which the Company or any Company Subsidiary has liability, including bonus, deferred compensation, incentive compensation, equity compensation, equity purchase, equity option, equity appreciation rights, restricted equity, severance or termination pay, fringe benefit, vacation, scholarship or tuition reimbursement, dependent care assistance, hospitalization, medical, life or other insurance, immigration assistance, salary continuation, employee loan or loan guarantee, split dollar arrangement, supplemental unemployment benefits, profit-sharing, savings, pension, retirement, or supplemental retirement plan, program, agreement or arrangement, and any other employee benefit plan, agreement, arrangement, or commitment maintained by the Company or any Company Subsidiary, whether or not a plan described in Section 3(3) of ERISA.

“Book Entry Shares” has the meaning set forth in Section 3.1(d).

“Business” means the businesses of the Company and its Subsidiaries.

“Business Day” means a day other than a Saturday, a Sunday or another day on which commercial banking institutions in New York, New York are authorized or required by Law to be closed.

“Buyer Party” shall mean each of the Parent, Merger Sub and any of their respective former, current or future equity holders, controlling persons, directors, officers, employees, agents, general or limited partners, managers, management companies, members, stockholders, Affiliates or assignees and any and all former, current or future equity holders, controlling persons, directors, officers, employees, agents, general or limited partners, managers, management companies, members, stockholders, Affiliates or assignees of any of the foregoing, and any and all former, current or future heirs, executors, administrators, trustees, successors or assigns of any of the foregoing.

“Certificate of Merger” has the meaning set forth in Section 2.2.

“Certificates” has the meaning set forth in Section 3.1(d).

“Change of Recommendation” has the meaning set forth in Section 6.3(d).

“Closing” has the meaning set forth in Section 2.2.

“Closing Date” has the meaning set forth in Section 2.2.

“Code” means the Internal Revenue Code of 1986, as amended, and the rules and Treasury Regulations promulgated thereunder.

“Company” has the meaning set forth in the Preamble.

“Company Board” has the meaning set forth in the Recitals.

“Company Board Recommendation” has the meaning set forth in Section 4.21.

“Company Bylaws” has the meaning set forth in Section 4.1.

“Company Charter” has the meaning set forth in Section 4.1.

“Company Common Stock” has the meaning set forth in the Recitals.

“Company Disclosure Schedule” means the disclosure schedule, delivered by the Company to Parent immediately prior to the execution of this Agreement, with section numbers corresponding to the section numbers in this Agreement, provided that any information disclosed in the Company Disclosure Schedule with respect to one representation or warranty shall also be deemed to be disclosed with respect to each other representation or warranty to the extent it is readily apparent from the text of such disclosure that such disclosure applies to or qualifies such other representation or warranty; provided, however, that disclosure of any information or document in the Company Disclosure Schedule shall not be a statement or admission that it is material or required to be disclosed.

“Company Equity Plan” means the Company’s 2007 Long-Term Incentive Equity Plan.

“Company Financial Statements” has the meaning set forth in Section 4.5(b).

“Company Intellectual Property” shall mean any Intellectual Property that is owned by, or exclusively licensed to, the Company or any Company Subsidiary, including software and software programs developed by or exclusively licensed to the Company or any Company Subsidiary (specifically excluding any off the shelf or shrink-wrap software).

“Company Material Adverse Effect” means any change, effect, event, occurrence or development (any such item, an “Effect”) that, individually or in the aggregate with all other Effects, is or would reasonably be expected to be materially adverse to the business, financial condition, assets, liabilities, properties or results of operations of the Company and its Subsidiaries, taken as a whole; provided, however, that any Effect arising from or in connection with any of the following shall not constitute a Company Material Adverse Effect or, except as provided below, be taken into account when determining whether a Company Material Adverse Effect has occurred or would reasonably be expected to occur: (A) (1) changes or developments in the transportation and logistics industry, (2) changes or developments in the United States or any other country’s or the global economic or political condition, (3) changes or developments in the United States securities markets or (4) natural disasters, acts of war, terrorism or sabotage, military actions or the escalation thereof, in the case of clauses (1), (2), (3) and (4), to the extent they have not had, or would reasonably be expected not to have, a materially disproportionate effect on the Company and its Subsidiaries relative to the other companies in the transportation and logistics industry; (B) the execution, delivery or performance of this Agreement, the identity of Parent or Merger Sub or the pendency or consummation of the Transactions, so long as the announcement of the transaction is made consistent with the terms hereof (including, following any authorized announcement, any cancellation of or delays in work for customers by customers, any reductions in sales by customers, any disruption in supplier, licensor, licensee, distributor, partner or similar relationships initiated by the other party to the relationship or any voluntary resignations of employees or consultants, to the extent the foregoing is related to the Transaction), (C) changes in GAAP or other applicable accounting rules or applicable Law (including the accounting rules and regulations of the SEC), or, in any such case, changes in the interpretation thereof, (D) any action required by Law or taken at the written request, including by e-mail, of an executive officer of Parent, (E) any change in market price or trading volume of the Company Common Stock or the Company’s credit rating, (F) any litigation brought or threatened by stockholders of either Parent or the Company (whether on behalf of the Company, Parent or otherwise) asserting allegations of breach of fiduciary duty relating to this Agreement or violations of Laws in connection with the Proxy Statement or otherwise in connection with this Agreement or (G) the mere failure by the Company to meet any internal or published projections, forecasts or revenue or earnings predictions or any predictions or expectations of the Company or of any securities analysts; provided that, in the case of each of the exceptions set forth in clauses (E) and (G), the applicability of the exception does not rule out the existence of a Company Material Adverse Effect arising from the same cause of a market price change or failure to meet projections.

“Company Option” has the meaning set forth in Section 3.2.

“Company Organizational Documents” has the meaning set forth in Section 4.1.

“Company Party” shall mean, each of the Company, the Subsidiaries and the former, current or future equity holders, controlling persons, directors, executive officers, employees, agents, general or limited partners, managers, management companies, members, stockholders, Affiliates or assignees of the Company and its Subsidiaries and any and all former, current or future equity holders, controlling persons, directors, executive officers, employees, agents, general or limited partners, managers, management companies, members, stockholders, Affiliates or assignees of any of the foregoing, and any and all former, current or future heirs, executors, administrators, trustees, successors or assigns of any of the foregoing.

“Company Preferred Stock” has the meaning set forth in Section 4.2(a).

“Company Registered Intellectual Property” means all of the Registered Intellectual Property owned by, or filed in the name of, the Company or any Company Subsidiary.

“Company SEC Reports” has the meaning set forth in Section 4.5(a).

“Company Stockholder Approval” has the meaning set forth in Section 4.20.

“Company Subsidiary” means any Subsidiary of the Company.

“Confidentiality Agreement” means that certain non-disclosure agreement, dated March 7, 2011, by and between the Company and The Gores Group, LLC, as may be further amended, supplemented or otherwise modified from time to time.

“Contract” means any written or oral agreement, contract, subcontract, settlement agreement, lease, sublease, instrument, note, option, bond, mortgage, indenture, trust document, loan or credit agreement, purchase order, license, sublicense, insurance policy, benefit plan or legally binding commitment or undertaking of any nature, as in effect as of the date hereof or as may hereinafter be in effect.

“Copyrights” means any copyrights, copyrights registrations and applications therefor, and all other rights corresponding thereto throughout the world.

“D&O Insurance” has the meaning set forth in Section 6.6(b).

“DGCL” has the meaning set forth in the Recitals.

“Dissenting Shares” has the meaning set forth in Section 3.4(a).

“Dodd-Frank Act” means the Dodd-Frank Wall Street Reform and Consumer Protection Act (2010).

“Effect” has the meaning set forth in the definition of “Company Material Adverse Effect” in this Section 1.1.

“Effective Time” has the meaning set forth in Section 2.2.

“Employee” has the meaning set forth in Section 6.4(a).

“End Date” has the meaning set forth in Section 8.1(b)(i).

“Environmental Laws” means any presently enacted federal, state, local or foreign law, regulation, order, decree, permit, authorization, opinion, common law or agency requirement relating to: (A) the protection, investigation or restoration of the environment, health and safety, or natural resources; (B) the handling, use, presence, disposal, release or threatened release of any Hazardous Substance or (C) noise, odor, wetlands, pollution, contamination or any injury or threat of injury to persons or property.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

“Exchange Act” means the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder.

“Excluded Party Superior Proposal” means any Superior Proposal made by an Excluded Party.

“Excluded Party” has the meaning set forth in Section 6.3(b).

“FIRPTA Certificate” means a non-United States real property interest certificate described under Treasury Regulation section 1.1445-2(c)(3) that (i) includes the information described in Treasury Regulation section 1.897-2(h)(2), (ii) states that the Company is not a “United States Real Property Holding Company” as defined in section 897(c)(2) of the Code and Treasury Regulation section 1.897-2, (iii) is signed by a duly authorized officer of the Company, and (iv) is dated no earlier than ten (10) days before the Effective Time, and no later than two (2) days before the Effective Time.

“GAAP” has the meaning set forth in Section 4.5(b).

“Go-Shop Period” has meaning set forth in Section 6.3(a).

“Governmental Entity” means any federal, state or local or foreign government, any court, administrative, regulatory or other governmental instrumentality, commission or authority or any non-governmental United States or foreign self-regulatory agency, commission or authority or any arbitral tribunal.

“Hazardous Substance” means any substance that is: (i) presently listed, classified or regulated pursuant to any Environmental Law; (ii) any petroleum product or by-product, asbestos-containing material, lead-containing paint or plumbing, polychlorinated biphenyls, radioactive materials or radon; or (iii) any other substance which is the subject of regulatory action by any Governmental Entity pursuant to any Environmental Law.

“HSR Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended.

“Incentive Bonus” has the meaning set forth in Section 3.2.

“Indebtedness” means, with respect to any Person, (a) any obligation of such Person (i) for borrowed money, (ii) evidenced by a note, debenture or similar instrument (including a purchase money obligation) given in connection with the acquisition of any property or assets, including securities, or (iii) for the deferred purchase price of property or services; (b) any guarantee (or keepwell agreement) by such Person of any indebtedness of others described in the preceding clause (a); (c) any obligation to reimburse any bank or other Person for amounts paid under a letter of credit or similar instrument; (d) any factoring arrangement or obligation secured by or representing the disposition of assets that would be assets of the Company but for the incurrence of such obligation; (e) any other obligation upon which interest charges are customarily paid, or that was issued or assumed as full or partial payment for property, except trade accounts payable and similar liabilities arising in the ordinary course of business and not more than 60 days from the invoice date; and (f) any capital leases.

“Indemnified Party” has the meaning set forth in Section 6.6(a).

“Insurance Policies” has the meaning set forth in Section 4.18.

“Insured Parties” has the meaning set forth in Section 6.6(b).

“Intellectual Property” shall mean any or all of the following and all worldwide common law and statutory rights in, arising out of, or associated therewith: (i) Patents; (ii) inventions (whether patentable or not), invention disclosures, improvements, trade secrets, proprietary information, know how, technology, technical data and customer lists, and all documentation relating to any of the foregoing; (iii) Copyrights; (iv) software and software programs; (v) domain names, uniform resource locators and other names and locators associated with the Internet; (vi) industrial designs and any registrations and applications therefor; (vii) Trademarks; (viii) all databases and data collections and all rights therein; (ix) all moral and economic rights of authors and inventors, however denominated; and (x) any similar or equivalent rights to any of the foregoing (as applicable).

“IRS” means the United States Internal Revenue Service.

“Knowledge of the Company” means such facts and other information that as of the date of determination are actually known to the individuals listed in Section 1.1(a) of the Company Disclosure Schedule.

“Knowledge of Parent” means such facts and other information that as of the date of determination are actually known to the President and Chief Executive Officer, Chief Financial Officer or General Counsel (or executives, partners or other officers serving analogous functions of each referenced position) of Parent.

“Law” means any federal, state, local or foreign law, statute, rule, regulation, ordinance, code or Order of any Governmental Entity.

“Legal Proceeding” has the meaning set forth in Section 4.10.

“Liability” means any liability or obligation of whatever kind or nature (whether known or unknown, asserted or unasserted, absolute or contingent, joint or several, accrued or unaccrued, vested or unvested, liquidated or unliquidated, due or to become due, executory, determined, or determinable or otherwise whether or not required to be accrued, reserved against or otherwise reflected on financial statements or is disclosed or required to be disclosed on any schedule to this Agreement), including any liability for Taxes.

“Lien” has the meaning set forth in Section 4.2(d).

“Merger” has the meaning set forth in the Recitals.

“Merger Consideration” means $0.46, in cash.

“Merger Sub” has the meaning set forth in the Preamble.

“No-Shop Period Start Date” has the meaning set forth in Section 6.3(b).

“Option Consideration” has the meaning set forth in Section 3.2.

“Order” means, with respect to any Person, any order, injunction, judgment, decree, writ, ruling, determination, award or settlement (whether civil, criminal or administrative) enacted, adopted, promulgated or applied by a Governmental Entity or arbitrator that is binding upon or applicable to such Person or its property.

“Parent” has the meaning set forth in the Preamble.

“Parent Disclosure Schedule” means the disclosure schedule, delivered by Parent to the Company immediately prior to the execution of this Agreement, with section numbers corresponding to the section numbers in this Agreement, provided that any information disclosed in the Parent Disclosure Schedule with respect to one representation or warranty shall also be deemed to be disclosed with respect to each other representation or warranty to the extent it is readily apparent from the text of such disclosure that such disclosure applies to or qualifies such other representation or warranty; provided, however, that disclosure of any information or document in the Parent Disclosure Schedule shall not be a statement or admission that it is material or required to be disclosed.

“Parent Expense Reimbursement” means actual, reasonable fees and expenses of the Parent (including, without limitation, expenses payable to all banks, investment banks, Affiliated financial advisors and other financial institutions (which shall include, without limitation, fees and expenses of such banks’, firms’ and institutions’ legal counsel), and all actual, reasonable fees and expenses of counsel, accountants, financial printers, experts and consultants to the Parent and its Affiliates), whether incurred prior to, on or after the date hereof, in connection with the transactions contemplated hereby, including finance related expenses, up to a maximum aggregate amount of $175,000, payable by the Company in cash, within 7 days of receipt of invoice and supporting documentation, under the circumstances provided for herein.

“Parent Material Adverse Effect” means any material adverse change in, or material adverse effect on, the ability of Parent or Merger Sub to consummate the Transactions, including any such change or effect that prevents, materially delays or materially impairs Parent’s or Merger Sub’s ability to consummate the Transactions.

“Parent Plans” has the meaning set forth in Section 6.4(c).

“Parent Termination Fee” has the meaning set forth in Section 8.2(c).

“Patents” means any patents and applications therefor and all reissues, divisions, renewals, extensions, provisionals, continuations and continuations-in-part thereof.

“Paying Agent” has the meaning set forth in Section 3.3(a).

“Payment Fund” has the meaning set forth in Section 3.3(a).

“Permits” has the meaning set forth in Section 4.12(a).

“Permitted Asset Liens” means (i) Liens for Taxes or assessments or other governmental charges not yet due and payable; (ii) pledges or deposits of money securing statutory obligations under workmen’s compensation, unemployment insurance, social security or public liability Laws or similar legislation; (iii) pledges or deposits of money securing bids, tenders, contracts or leases to which the Company or any of its Subsidiaries is a party as lessee made in the ordinary course of business; (iv) inchoate and unperfected landlords’, workers’, mechanics’ or similar Liens arising in the ordinary course of business, so long as such Liens attach only to equipment, fixtures or real property of the Company or any of its Subsidiaries and any such Liens which may have been filed and/or perfected but which are not overdue for a period of more than thirty (30) days or that are being contested in good faith by appropriate proceedings; (v) carriers’, warehousemen’s, suppliers’ or other similar possessory Liens arising in the ordinary course of business; (vi) zoning restrictions or recorded easements affecting the use of any real property or other minor irregularities in title (including leasehold title) affecting any real property, so long as the same do not materially impair the use of such real property as it is presently being used in the operation of the business of the Company and its Subsidiaries; or (vii) any Liens created by this Agreement or Liens arising from the actions of Parent or its Affiliates.

“Permitted Equity Liens” means any Liens created by this Agreement, Liens arising from the actions of Parent or its Affiliates or Liens arising under applicable securities Laws.

“Person” means any natural person or any corporation, partnership, limited liability company, joint venture, joint-stock company, association, trust or other entity or organization, including any Governmental Entity or any political subdivision, agency or instrumentality thereof.

“Proxy Statement” has the meaning set forth in Section 2.3(b).

“Qualifying Proposal” means any bona fide Acquisition Proposal; provided, however, that for purposes of this definition the references to “20%” in the definition of “Acquisition Proposal” shall be deemed to be references to “50%”.

“Registered Intellectual Property” means all Intellectual Property that is the subject of an application, certificate, filing, registration or other document issued, filed with, or recorded by any government or other legal authority.

“Representatives” has the meaning set forth in Section 6.2.

“Sarbanes-Oxley Act” means the Sarbanes-Oxley Act of 2002, as amended, and the rules and regulations promulgated thereunder.

“SEC” means the United States Securities and Exchange Commission.

“Securities Act” means the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.

“Securities Exchange Rules” means the rules and regulations, including listing standards, of the NYSE Amex or other United States national securities exchange registered under the Exchange Act on which the applicable common stock is then traded, if any.

“Shares” has the meaning set forth in the Recitals.

“Special Meeting” has the meaning set forth in Section 2.3(a).

“Specified Contract” has the meaning set forth in Section 4.8(a).

“Stockholder Escrow Agreement” means that certain Stockholder Escrow Agreement, dated February 12, 2008, by and among Clark Holdings Inc. (at the time know as Global Logistics Acquisition Corporation), the parties listed under stockholders on the signature page thereto and The Bank of New York.

“Subsidiary” means, as to any Person, any corporation, partnership, limited liability company, association, trust or other entity or organization (whether or not disregarded under Treasury Regulation section 301.7701-3 for United States federal tax purposes) (i) of which such Person directly or indirectly owns securities or other equity interests representing more than fifty percent (50%) of the aggregate voting power or (ii) of which such Person possesses more than fifty percent (50%) of the right to elect directors or Persons holding similar positions.

“Superior Proposal” means a bona fide proposal or offer constituting a Qualifying Proposal that, if consummated, would result in the Person making such proposal or offer acquiring, directly or indirectly, more than 50% of the Company’s outstanding equity securities (or more than 50% of the outstanding equity securities of the surviving entity in a merger of the Company or the direct or indirect parent of the surviving entity in such a merger), or more than 50% of the assets of the Company and its Subsidiaries, taken as a whole, which the Company Board determines in good faith (after consultation with its outside counsel and financial advisor) to be (i) more favorable to the stockholders of the Company from a financial point of view than the Merger, taking into account all relevant factors (including all terms and conditions of such proposal and this Agreement (including any changes to the terms of this Agreement proposed by Parent in response to such offer or otherwise)) and (ii) no less certain of completion than the Merger, taking into account the financial wherewithal of the Person making such proposal, the sources and type of consideration, the timing to completion, and all other financial, legal, regulatory and other aspects of such proposal.

“Surviving Company” has the meaning set forth in Section 2.1(a).

“Tax” or “Taxes” means (i) any and all federal, state, local, or foreign taxes, charges, fees, imposts, levies or other assessments, including all net income, gross receipts, environmental, windfall profits, capital, sales, use, ad valorem, value added, transfer, franchise, profits, inventory, capital stock, license, withholding, payroll, employment, social security, unemployment, excise, severance, stamp, occupation, property, estimated taxes, custom, duties, fees, assessments and charges of any kind whatsoever, including any liability under any state abandonment or unclaimed property, escheat or similar Law, together with all interest, penalties, fines, additions to tax or additional amounts imposed thereon by any Taxing Authority, whether disputed or not; (ii) any Liability for the payment of any amounts of any of the foregoing as a result of being a member of an affiliated, consolidated, combined or unitary group or being a party to any agreement or arrangement whereby liability for payment of such amounts was determined or taken into account with reference to the liability of any other Person; and (iii) any Liability in respect of any of the items described in clauses (i) or (ii) payable by reason of contract, assumption, transferee liability, operation of law, or otherwise.

“Taxing Authority” means the IRS and any other Governmental Entity having jurisdiction over the assessment, determination, collection or imposition of any Tax.

“Tax Returns” means all federal, state, local and foreign tax returns, declarations, statements, reports, schedules, forms and information returns and any amendments thereto relating to Taxes.

“Termination Fee” has the meaning set forth in Section 8.2(b).

“Trademarks” means all trade names, logos, common law trademarks and service marks, trademark and service mark registrations and applications therefor.

“Transactions” has the meaning set forth in the Recitals.

“United States” means the United States of America.

“Voting Agreement” has the meaning set forth in the Recitals.

Section 1.2.          Other Definitional Provisions; Interpretation. The words “hereof,” “herein” and words of similar import shall, unless otherwise stated, be construed to refer to this Agreement as a whole and not to any particular provision of this Agreement, and references to articles, sections, paragraphs, exhibits and schedules are to the articles, sections and paragraphs of, and exhibits and schedules to, this Agreement, unless otherwise specified. Whenever “include,” “includes” or “including” is used in this Agreement, such word shall be deemed to be followed by the phrase “without limitation.”

Words describing the singular number shall be deemed to include the plural and vice versa, words denoting any gender shall be deemed to include all genders and words denoting natural persons shall be deemed to include business entities and vice versa.

Terms defined in the text of this Agreement as having a particular meaning have such meaning throughout this Agreement, except as otherwise indicated in this Agreement.

ARTICLE II.
THE MERGER

Section 2.1.          The Merger.

(a)           Upon the terms and subject to the conditions of this Agreement, and in accordance with the DGCL, at the Effective Time, Merger Sub shall be merged with and into the Company. As a result of the Merger, the separate corporate existence of Merger Sub shall cease, and the Company shall continue as the surviving corporation of the Merger (the “Surviving Company”). The Merger shall have the effects set forth in the applicable provisions of the DGCL. Without limiting the generality of the foregoing, and subject thereto, at the Effective Time, all of the property, rights, privileges, immunities, powers and franchises of the Company and Merger Sub shall vest in the Surviving Company, and all of the debts, liabilities and duties of the Company and Merger Sub shall become the debts, liabilities and duties of the Surviving Company.

(b)           At the Effective Time, the Company Charter shall, by virtue of the Merger, be amended to read in its entirety as the certificate of incorporation of Merger Sub in effect immediately prior to the Effective Time, except that the name of the Surviving Company shall be “Clark Holdings, Inc.” and the registered agent of the Company shall be the registered agent of the Surviving Company, and as so amended shall be the certificate of incorporation of the Surviving Company, until thereafter amended as provided therein or by applicable Law. The bylaws of Merger Sub, as in effect immediately prior to the Effective Time, shall be the bylaws of the Surviving Company, except that the name of the Surviving Company shall be “Clark Holdings, Inc.”, until thereafter amended as provided therein or by applicable Law.

(c)           The directors of Merger Sub immediately prior to the Effective Time shall, from and after the Effective Time, be the directors of the Surviving Company, each to hold office in accordance with the certificate of incorporation and bylaws of the Surviving Company until their respective successors shall have been duly elected or appointed and qualified, or until their earlier death, resignation or removal. The officers of the Company immediately prior to the Effective Time shall continue as officers of the Surviving Company, each to hold office in accordance with the certificate of incorporation and bylaws of the Surviving Company until their respective successors shall have been duly elected or appointed and qualified, or until their earlier death, resignation or removal, except as set forth in Section 2.1(c) of the Company Disclosure Schedule.

(d)           If at any time after the Effective Time the Surviving Company shall determine, in its sole discretion, or shall be advised, that any deeds, bills of sale, instruments of conveyance, assignments, assurances or any other actions or things are necessary or desirable to vest, perfect or confirm of record or otherwise in the Surviving Company its right, title or interest in, to or under any of the rights, properties or assets of either of the Company or Merger Sub acquired or to be acquired by the Surviving Company as a result of, or in connection with, the Transactions, then the executive officers and directors of the Surviving Company shall be authorized to execute and deliver, in the name and on behalf of either the Company or Merger Sub, all such deeds, bills of sale, instruments of conveyance, assignments and assurances and to take and do, in the name and on behalf of each of such corporations or otherwise, all such other actions and things as may be necessary or desirable to vest, perfect or confirm any and all right, title or interest in, to and under such rights, properties or assets in the Surviving Company or otherwise to carry out this Agreement.

Section 2.2.          Closing and Effective Time of the Merger. The closing of the Merger (the “Closing”) shall take place at the offices of Graubard Miller, The Chrysler Building, 405 Lexington Avenue, 19th Floor, New York, New York 10174, at 10:00 a.m. (Eastern time) on the second (2nd) Business Day after satisfaction or waiver of all of the conditions set forth in Article VII (other than those conditions that by their nature are to be satisfied at the Closing, but subject to the satisfaction or waiver of all conditions at the Closing); provided, however, that if any condition is not satisfied or waived as of such second (2nd) Business Day, the Closing shall be rescheduled to the next Business Day upon which all of the conditions are so satisfied or waived, or such other place and time or such other date as Parent and the Company may mutually determine in writing (the date on which the Closing actually occurs is referred to as the “Closing Date”). On the Closing Date, Parent, Merger Sub and the Company shall cause an appropriate certificate of merger (the “Certificate of Merger”) to be executed and filed with the Secretary of State of the State of Delaware in accordance with the relevant provisions of the DGCL and shall make all other filings or recordings required under the DGCL. The Merger shall become effective at the time the Certificate of Merger shall have been duly filed with the Secretary of State of the State of Delaware or such later date and time as is agreed upon by the parties and specified in the Certificate of Merger, such date and time hereinafter referred to as the “Effective Time.”

Section 2.3.          Meeting of Stockholders to Approve the Merger; Preparation of the Proxy Statement.

(a)           The Company shall, in accordance with applicable Law, the Company Charter, the Company Bylaws and any applicable Securities Exchange Rules, duly convene and hold a special meeting of the Company’s stockholders (including any adjournment or postponement thereof, the “Special Meeting”) as promptly as reasonably practicable after the Company has caused the Proxy Statement to be mailed to the Company’s stockholders, for the purpose of obtaining the Company Stockholder Approval. The Company shall solicit all proxies for the Special Meeting in compliance with all applicable Laws. Subject to Section 6.3(d), the Company shall include the Company Board Recommendation in the Proxy Statement and use reasonable best efforts to solicit from its stockholders entitled to vote thereon proxies to be voted at the Special Meeting sufficient under applicable Law to constitute the Company Stockholder Approval.

(b)           In accordance with applicable Law, the Company Charter and the Company Bylaws, as promptly as reasonably practicable after the date hereof, and no later than ten (10) Business Days after the execution of this Agreement (provided information regarding the Parent required to be disclosed on Schedule 14A is provided in writing before that deadline), the Company shall prepare and file with the SEC in preliminary form a proxy statement relating to this Agreement, the Merger and the other Transactions (such proxy statement, as amended or supplemented, the “Proxy Statement”), and furnish to the Company’s stockholders the information required to be provided to such stockholders pursuant to the DGCL and the Exchange Act. The Company shall use reasonable best efforts to cause the Proxy Statement to be mailed to the Company’s stockholders as promptly as practicable after clearing comments received from the SEC, if any; provided, however, that the Company shall not be required to cause the Proxy Statement to be mailed to the Company’s stockholders prior to the 23rd day after the date hereof. The Company shall supply all information for inclusion or incorporation by reference in the Proxy Statement necessary so that, at the date it is first mailed to the Company’s stockholders, at the time of any amendment or supplement thereof, and at the time of the Special Meeting, the Proxy Statement shall not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading.  Parent shall ensure that, at the time the Proxy Statement is filed with the SEC or mailed to the Company’s stockholders or at the time of the Special Meeting, or at the time of any amendment or supplement thereof, the information contained in the Proxy Statement and furnished to the Company by or on behalf of the Parent (as indicated to the Company in writing) shall not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading.  The Company shall use reasonable best efforts to ensure that the Proxy Statement complies as to form with the requirements of the Exchange Act. The Company shall notify Parent promptly upon the receipt of any comments from the SEC or its staff in connection with the filing of, or amendments or supplements to, the Proxy Statement. Whenever the Company becomes aware of any event that is required to be set forth in an amendment or supplement to the Proxy Statement, the Company shall promptly inform Parent of such occurrence and file with the SEC or its staff, and mail to stockholders of the Company, such amendment or supplement, as and to the extent required by applicable Law. The Company shall cooperate and provide Parent (and its counsel) with a reasonable opportunity to review and comment on the Proxy Statement and any amendment or supplement to the Proxy Statement prior to filing such with the SEC, and will provide Parent with a copy of all such filings made with the SEC.

(c)           If at any time prior to the Special Meeting any information relating to Parent or the Company, or any of their respective Subsidiaries, executive officers or directors, should become known to Parent or the Company which should be set forth in an amendment or supplement to the Proxy Statement so that the Proxy Statement would not include any misstatement of a material fact or omit to state any material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, the party which discovers such information shall promptly notify the other parties hereto and the Company shall promptly file an amendment or supplement describing such information with the SEC and, to the extent required by Law, disseminate such amendment or supplement to the stockholders of the Company.  The information filed in regard to Parent in any amendment or supplement shall only be that furnished by or on behalf of Parent to the Company in writing specifically for inclusion in the Proxy Statement or any amendment thereto.

(d)           At the Special Meeting, Parent shall vote, or cause to be voted, any Shares then owned of record by Parent or Merger Sub or with respect to which Parent or Merger Sub otherwise has, directly or indirectly, voting power, in favor of the adoption of this Agreement and approval of the Transactions including the Merger.

ARTICLE III.
CONVERSION OF EQUITY

Section 3.1.          Conversion of Shares. At the Effective Time, by virtue of the Merger and without any action on the part of Parent, Merger Sub, the Company or the holders of Shares or securities of Parent or Merger Sub:

(a)           Each Share issued and outstanding immediately prior to the Effective Time (other than shares of Company Common Stock to be cancelled pursuant to Section 3.1(c) and Dissenting Shares), including the Shares held in escrow pursuant to the Stockholder Escrow Agreement, shall, by virtue of the Merger and without any action on the part of the holder thereof, be converted into the right to receive an amount in cash, payable to the holder thereof, without any interest thereon, equal to the Merger Consideration.

(b)           Each share of common stock, $0.0001 par value, of Merger Sub issued and outstanding immediately prior to the Effective Time shall be converted into one share of common stock of the Surviving Company.

(c)           Any shares of Company Common Stock that are owned by the Company as treasury stock and any shares of Company Common Stock owned by Parent, Merger Sub or any other direct or indirect wholly owned Subsidiary of Parent or the Company immediately prior to the Effective Time shall be cancelled and shall cease to exist, and no consideration shall be delivered in exchange therefor.

(d)           Each Share converted into the right to receive the Merger Consideration pursuant to Section 3.1(a) shall be automatically cancelled and shall cease to exist, and the holders immediately prior to the Effective Time of Shares not represented by certificates (“Book Entry Shares”) and the holders of certificates that, immediately prior to the Effective Time, represented Shares (the “Certificates”) shall cease to have any rights with respect to such Shares other than the right to receive, upon transfer of such Book Entry Shares or delivery of such Certificates in accordance with Section 3.3, the Merger Consideration, without any interest thereon, for each such Share held by them.

(e)           If at any time between the date hereof and the Effective Time any change in the number of outstanding Shares shall occur as a result of a reclassification, recapitalization, stock split (including a reverse stock split), or combination, exchange or readjustment of shares, or any stock dividend or stock distribution with a record date during such period, the amount of the Merger Consideration as provided in Section 3.1(a) shall be equitably adjusted to reflect such change.

Section 3.2.          Treatment of Stock Options; Other Awards.

(a)           Immediately prior to the Effective Time, each outstanding option to purchase shares of Company Common Stock (“Company Option”) under the Company Equity Plan shall become fully vested and exercisable. Each Company Option outstanding immediately prior to the Effective Time, by virtue of the Merger and without any action on the part of any holder of any Company Option, shall be cancelled. In exchange for the cancellation of each such Company Option, at the Effective Time, such Company Option shall be converted into a right to receive from the Company, a lump sum cash payment payable to the holder thereof, without interest, equal to the product obtained by multiplying (x) the excess, if any, of the Merger Consideration over the exercise price per share of such Company Option, by (y) the number of shares of Company Common Stock issuable upon exercise of such Company Option (with such payments to be subject to any applicable Tax withholding in accordance with Section 3.5) (the “Option Consideration”).  Prior to the Closing, the Company Board shall adopt resolutions terminating the Company Equity Plan and any other plan or scheme for the issuance of options or similar rights to acquire or have an economic interest related to the Company Common Stock.

(b)           At the Effective Time, each of the Employees set forth in Section 3.2(b) of the Company Disclosure Schedule shall have the right to receive an incentive bonus, payable to such Employee at the Effective Time, without interest, in the amount set forth next to such Employee’s name in such schedule (each, an “Incentive Bonus”).

Section 3.3.          Exchange of Certificates and Book Entry Shares; Payment of Awards.

(a)           At the Closing, Parent shall deliver, or shall cause to be deposited, in trust, to a paying agent reasonably acceptable to Parent (the “Paying Agent”), for the benefit of the holders of Shares at the Effective Time, sufficient funds for timely payment of the aggregate Merger Consideration, (such cash hereinafter referred to as the “Payment Fund”).   In the event the Payment Fund shall be insufficient to pay the aggregate Merger Consideration (including with respect to former Dissenting Shares held by stockholders of the Company who shall have failed to perfect or who shall have effectively withdrawn or lost their rights to appraisal of such Dissenting Shares under Section 262 of the DGCL) contemplated by Section 3.1, Parent shall promptly deliver, or cause to be delivered, additional funds to the Paying Agent in an amount that is equal to the deficiency required to make such payments.

(b)           Promptly after the Effective Time (and in any event within five (5) Business Days after the Effective Time), Parent shall cause the Paying Agent to mail to each holder of record of Certificates or Book Entry Shares, in each case, which at the Effective Time were converted into the right to receive Merger Consideration pursuant to Section 3.1: (i) a letter of transmittal (which, in the case of Certificates, shall specify, among other things, that delivery shall be effected, and risk of loss and title to the Certificates shall pass, only upon delivery of the Certificates to the Paying Agent and (ii) instructions for use in effecting the surrender of the Certificates or Book Entry Shares in exchange for the Merger Consideration, the form and substance of which letter of transmittal and instructions shall be substantially as reasonably agreed to by the Company and Parent and prepared prior to the Closing. Upon (i) surrender of Certificates for cancellation to the Paying Agent, together with such letter of transmittal, duly completed and validly executed in accordance with the instructions thereto or (ii) receipt of an “agent’s message” by the Paying Agent (or such other evidence, if any, of transfer as the Paying Agent may reasonably request) in the case of a book-entry transfer of Book Entry Shares, and such other documents as may reasonably be required by the Paying Agent, the holder of such Certificates or Book Entry Shares shall be entitled to receive in exchange the portion of the Merger Consideration to which such holder is entitled pursuant to Section 3.1, and any Certificates so surrendered shall forthwith be cancelled. If any portion of the Merger Consideration is to be paid to a Person other than the Person in whose name the surrendered Certificate or the transferred Book Entry Share is registered, it shall be a condition to such payment that (i) either such Certificate shall be properly endorsed or shall otherwise be in proper form for transfer or such Book Entry Share shall be properly transferred and (ii) the Person requesting such payment shall pay to the Paying Agent any transfer or other Taxes required as a result of such payment to a Person other than the registered holder of such Certificate or Book Entry Share or establish to the satisfaction of Parent that such Tax has been paid or is not payable. Until surrendered as contemplated by this Section 3.3(b), each Certificate or Book Entry Share shall be deemed at any time after the Effective Time to represent only the right to receive the Merger Consideration upon such surrender.

(c)           Parent shall on the Closing Date cause the Surviving Corporation or its applicable subsidiary to deliver to the Company’s payroll service, as agent for the Company, all cash required to pay the Option Consideration and the Incentive Bonuses, including amounts required to be withheld pursuant to Section 3.5 and the employer share of payroll tax.  Immediately after the Effective Time (and in any event no later than two (2) Business Days after the Effective Time), pursuant to irrevocable written instructions approved by the Company prior to the Closing and delivered to the payroll service at or before the Closing, the payroll service shall then, on behalf of the Company, disburse (i) the Option Consideration to the holders of the Company Options as of the Closing in accordance with Section 3.2(a), (ii) the Incentive Bonuses to the Employees set forth in Section 3.2(b) of the Company Disclosure Schedule in accordance with Section 3.2(b), less, in each instance, amounts required to be withheld pursuant to Section 3.5, and (iii) the amounts required to be withheld pursuant to Section 3.5 to the appropriate Governmental Entities to which such amounts are required to be paid.  Parent and the Surviving Corporation shall be jointly and severally liable under this covenant.

(d)           The Payment Fund shall be invested by the Paying Agent as directed by Parent or the Surviving Company; provided, however, that any such investments shall be in short-term obligations of the United States government with maturities of no more than three (3) months or guaranteed by the United States government and backed by the full faith and credit of the United States government. Earnings on the Payment Fund in excess of the amounts payable to the Company stockholders pursuant to Section 3.1 shall be the sole and exclusive property of Parent and the Surviving Company and shall be paid to Parent or the Surviving Company, as Parent directs. No investment of the Payment Fund shall relieve Parent, the Surviving Company or the Paying Agent from promptly making the payments required by this Article III, and following any losses from any such investment, Parent shall promptly provide additional cash funds to the Paying Agent for the benefit of the holders of Shares at the Effective Time in the amount of such losses, which additional funds will be deemed to be part of the Payment Fund.

(e)           All Merger Consideration issued and paid upon the surrender for exchange of Certificates or Book Entry Shares in accordance with the terms of this Article III shall be deemed to have been issued and paid in full satisfaction of all rights pertaining to the Shares previously represented by such Certificates or Book Entry Shares. At the Effective Time, the stock transfer books of the Company shall be closed, and there shall be no further registration of transfers on the stock transfer books of the Surviving Company of the Shares which were outstanding immediately prior to the Effective Time. If, after the Effective Time, Certificates or Book Entry Shares are presented to the Surviving Company or the Paying Agent for any reason, they shall be cancelled and exchanged as provided in this Article III.

(f)           Any portion of the Payment Fund (including the proceeds of any investments thereof) that remains unclaimed by the former stockholders of the Company one (1) year after the Effective Time shall be delivered to the Surviving Company. Any holders of Certificates or Book Entry Shares who have not theretofore complied with this Article III with respect to such Certificates or Book Entry Shares shall thereafter look only to the Surviving Company for payment of their claim for Merger Consideration in respect thereof.

(g)           Notwithstanding the foregoing, none of the Paying Agent, any party hereto or any of their respective Affiliates, directors, officers, employees or agents shall be liable to any Person in respect of cash from the Payment Fund delivered to a public official pursuant to any applicable abandoned property, escheat or similar Law. If any Certificate or Book Entry Share shall not have been surrendered or transferred prior to the date on which any Merger Consideration in respect thereof would otherwise escheat to or become the property of any Governmental Entity, any such Merger Consideration in respect of such Certificate or Book Entry Share shall, to the extent permitted by applicable Law, become the property of the Surviving Company, and any holder of such Certificate or Book Entry Share who has not theretofore complied with this Article III with respect thereto shall thereafter look only to the Surviving Company for payment of their claim for Merger Consideration in respect thereof.

(h)           If any Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact (such affidavit shall be in a form reasonably satisfactory to Parent and the Paying Agent) by the Person claiming such Certificate to be lost, stolen or destroyed and, if reasonably required by Parent, the posting by such Person of a bond, in such reasonable amount as Parent may direct, or indemnity against any claim that may be made against Parent with respect to such Certificate, the Paying Agent shall pay in exchange for such lost, stolen or destroyed Certificate the Merger Consideration to which such Person is entitled in respect of such Certificate pursuant to this Article III.

Section 3.4.          Shares of Dissenting Stockholders.

(a)           Notwithstanding anything in this Agreement to the contrary, other than as provided in Section 3.4(b), in the event that appraisal rights shall be available for Shares pursuant to the provisions of the DGCL, any Shares that are issued and outstanding immediately prior to the Effective Time and held by a stockholder who has not voted in favor of the Merger or consented thereto in writing and who is otherwise entitled to demand, and has properly demanded in writing, appraisal for such Shares in accordance with section 262 of the DGCL (“Dissenting Shares”) shall not be converted into the right to receive the Merger Consideration, but shall instead be entitled only to such rights with respect to such Dissenting Shares as may be granted to such stockholder under the DGCL. From and after the Effective Time, Dissenting Shares shall not be entitled to vote for any purpose or be entitled to the payment of dividends or other distributions (except dividends or other distributions payable to stockholders of record prior to the Effective Time). The Company shall (i) give Parent prompt notice of any notice received by the Company of the intent of any holder of Shares to demand appraisal of any Shares, any written demand for appraisal, any withdrawals thereof and any instruments served pursuant to section 262 of the DGCL and received by the Company and (ii) keep Parent fully informed regarding all negotiations and proceedings with respect to the exercise of appraisal rights under section 262 of the DGCL, including providing Parent the opportunity to consult with the Company regarding the defense or settlement of any such appraisal demand, and giving due consideration to Parent’s advice with respect to such appraisal demand. The Company shall not settle any proceeding with respect to a demand for appraisal without the prior written consent of Parent.

(b)           If any stockholder who holds Dissenting Shares withdraws or loses (through failure to perfect or otherwise) such stockholder’s right to obtain payment of the fair value of such stockholder’s Dissenting Shares under the DGCL, then, as of the later of the Effective Time and the occurrence of such withdrawal or loss, such stockholder’s Shares shall no longer be Dissenting Shares and, if the occurrence of such withdrawal or loss is later than the Effective Time, such Shares shall be treated as if they had as of the Effective Time been converted into the right to receive Merger Consideration, as set forth in Section 3.1(a), upon surrender of the Certificate(s) or transfer of the Book Entry Shares representing such Shares pursuant to Section 3.3, without interest.

Section 3.5.          Withholding Tax. Each of Merger Sub, the Surviving Company, Parent, and the Paying Agent shall deduct or withhold from the consideration payable to any Person pursuant to Articles II or III such amounts required to be deducted or withheld with respect to such payment under applicable Tax Law; provided that, if the Company delivers to Parent a fully executed FIRPTA Certificate on or before ten (10) calendar days after mailing of the Proxy Statement to the Company’s stockholders (and recertified upon request of Parent as of a later date that is no less than thirty (30) calendar days prior to the Closing), none of Merger Sub, the Surviving Company, Parent and the Paying Agent shall deduct or withhold from such consideration any amounts under section 1445 of the Code. If Merger Sub, the Surviving Company, Parent, or the Paying Agent, as the case may be, withholds any amounts in accordance with this Section 3.5, such amounts shall be treated for all purposes of this Agreement as having been paid to the Person in respect of which Merger Sub, the Surviving Company Parent or the Paying Agent, as the case may be, made such deduction or withholding.

ARTICLE IV.
REPRESENTATIONS AND WARRANTIES OF THE COMPANY

Except as set forth in the Company Disclosure Schedule, the Company hereby represents and warrants to Parent as of the date hereof and as of the Closing Date (except to the extent any such representation or warranty is made as of an earlier date, in which case, as of such earlier date), as follows:

Section 4.1.          Organization. Each of the Company and each Company Subsidiary is a corporation or other entity duly organized and validly existing under the laws of the jurisdiction of its incorporation or organization and has the requisite entity power and authority to own, lease and operate its properties and to carry on its business as it is now being conducted. Each of the Company and each Company Subsidiary is duly qualified or licensed to do business and is in good standing in each jurisdiction in which the nature of the business conducted by it makes such qualification or licensing necessary, except where the failure to be so duly qualified or licensed or in good standing would not reasonably be expected to be materially adverse to the Company and the Company’s Subsidiaries, taken as a whole. The Company has made available to Parent true and complete copies of the Amended and Restated Certificate of Incorporation of the Company, as amended through the date of this Agreement (as so amended, the “Company Charter”), and the Bylaws of the Company (as amended through the date of this Agreement, the “Company Bylaws” and together with the Company Charter, the “Company Organizational Documents”) and the equivalent organizational documents of the Company’s Subsidiaries, in each case as amended through the date of this Agreement. The Company is not in violation of any provision of the Company Organizational Documents and no Subsidiary of the Company is in violation of any provision of its articles of incorporation, bylaws or equivalent organizational documents.

Section 4.2.          Capitalization.

(a)           The authorized capital stock of the Company consists of (i) 40,000,000 shares of Company Common Stock and (ii) 1,000,000 shares of preferred stock, par value $0.0001 per share (“Company Preferred Stock”). At the close of business on August 26, 2011, (i) 12,032,193 shares of Company Common Stock were issued and outstanding, and (ii) an aggregate 537,000 shares of Company Common Stock were issuable upon the exercise of outstanding Company Options. At the close of business on August 26, 2011, no shares of Company Preferred Stock were issued and outstanding.

(b)           All the outstanding shares of Company Common Stock are, and all shares of Company Common Stock which may be issued pursuant to the exercise of outstanding Company Options will be, when issued in accordance with the terms of the Company Options, duly authorized, validly issued, fully paid and non-assessable. Except as set forth (x) in Section 4.2(a) or (y) in Section 4.2(b) of the Company Disclosure Schedule, and except for changes resulting from the exercise of the Company Options outstanding as of the date hereof or issued hereunder as permitted pursuant to Section 6.1, there are no (i) shares of capital stock or other equity interests or voting securities of the Company authorized, issued or outstanding, (ii) options, warrants, calls, preemptive rights, subscription or other rights, agreements, arrangements or commitments of any character, obligating the Company to issue, transfer or sell or cause to be issued, transferred or sold any shares of capital stock or other equity interest or voting security in the Company or securities convertible into or exchangeable for such shares of capital stock or other equity interests or voting securities, or obligating the Company to grant, extend or enter into any such option, warrant, call, preemptive right, subscription or other right, agreement, arrangement or commitment, (iii) contractual obligations of the Company or any of its Subsidiaries to repurchase, redeem or otherwise acquire any shares of Company Common Stock, or the capital stock or other equity interest or voting securities of the Company, (iv) issued or outstanding stock appreciation rights, “phantom” stock rights, performance awards, units, dividend equivalent awards, rights to receive shares of Company Common Stock on a deferred basis, rights to purchase or receive shares of Company Common Stock or other equity interests or voting securities issued or granted by the Company to any current or former director, officer, employee or consultant of the Company or (v) other equity interest or voting securities of the Company. No Company Subsidiary owns any shares of Company Common Stock.

(c)           Section 4.2(c) of the Company Disclosure Schedule sets forth, as of the close of business on August 26, 2011, the authorized and outstanding capital stock (or other equity interests) of each of the Company’s Subsidiaries and the record owners of such outstanding capital stock (or other equity interests). Except as set forth in Section 4.2(c) of the Company Disclosure Schedule, there are no (i) shares of capital stock or other equity interests or voting securities of any of the Company Subsidiaries authorized, issued or outstanding, (ii) options, warrants, calls, preemptive rights, subscription or other rights, agreements, arrangements or commitments of any character, obligating any of the Company Subsidiaries to issue, transfer or sell or cause to be issued, transferred or sold any shares of capital stock or other equity interest or voting security in any Company Subsidiary or securities convertible into or exchangeable for such shares of capital stock or other equity interests or voting securities, or obligating any Company Subsidiary to grant, extend or enter into any such option, warrant, call, preemptive right, subscription or other right, agreement, arrangement or commitment, (iii) contractual obligations of the Company or any Company Subsidiary to repurchase, redeem or otherwise acquire the capital stock or other equity interest or voting securities of any Company Subsidiary or to provide funds to make any investment (in the form of a loan, capital contribution or otherwise) in any Company Subsidiary or any other Person, (iv) issued or outstanding stock appreciation rights, “phantom” stock rights, performance awards, units, dividend equivalent awards or other equity interests or voting securities issued or granted by any Company Subsidiary to any current or former director, executive officer, employee or consultant of any Company Subsidiary or (v) other equity interest or voting securities of any Company Subsidiary.

(d)           Exhibit 21 to the Company’s Annual Report on Form 10-K for the fiscal year ended January 1, 2011 includes all of the Significant Subsidiaries of the Company in existence as of the date hereof. All of the outstanding shares of capital stock of, or other equity interests in, each such Subsidiary have been duly authorized and validly issued and are fully paid and nonassessable and, except as set forth in Section 4.2(d) of the Company Disclosure Schedule, are owned of record and beneficially, directly or indirectly, by the Company, free and clear of all pledges, claims, liens, charges, encumbrances and security interests of any kind or nature whatsoever (collectively, “Liens”) and free of any other restriction (including any restriction on the right to vote, sell or otherwise dispose of such capital stock or other ownership interests), except for Permitted Equity Liens.  The Company has no other Subsidiaries.

(e)           Neither the Company nor any Company Subsidiary directly or indirectly owns, or has any right or obligation to subscribe for or otherwise acquire, any equity or similar interest in, or any interest convertible into or exchangeable or exercisable for any equity or similar interest in, any corporation, partnership, joint venture or other business association or entity (other than a Subsidiary of the Company).

(f)           There are no voting trusts or other agreements or understandings to which the Company or any Company Subsidiary is a party with respect to the voting of the capital stock of the Company or any Company Subsidiary.

(g)           Section 4.2(g) of the Company Disclosure Schedule sets forth, as of the date of this Agreement, the name of the holder, the number of shares subject to each outstanding Company Option and the exercise price of each such Company Option.

Section 4.3.          Authorization; Validity of Agreement; Company Action. The Company has the requisite corporate power and authority to execute and deliver this Agreement, to perform its obligations hereunder, and, subject to obtaining the Company Stockholder Approval, to consummate the Transactions. The execution, delivery and performance by the Company of this Agreement and the consummation by the Company of the Transactions have been duly authorized by the Company Board and no other corporate action on the part of the Company is necessary to authorize the execution and delivery by the Company of this Agreement and, except for the Company Stockholder Approval, the consummation by it of the Transactions. This Agreement has been duly executed and delivered by the Company and, assuming the due authorization, execution and delivery hereof by Parent and Merger Sub, is a valid and binding obligation of the Company enforceable against the Company in accordance with its terms, except that (i) such enforcement may be subject to applicable bankruptcy, insolvency, reorganization, fraudulent conveyance, moratorium or other similar Laws, now or hereafter in effect, affecting creditors’ rights and remedies generally and (ii) the remedy of specific performance and injunctive and other forms of equitable relief may be subject to equitable defenses and to the discretion of the court before which any proceeding therefor may be brought.

Section 4.4.          Consents and Approvals; No Violations. The execution and delivery of this Agreement by the Company do not, and the performance by the Company of this Agreement and the consummation by the Company of the Transactions will not, (i) violate any provision of the Company Charter or the Company Bylaws, (ii) violate any provision of the equivalent organizational documents of any of the Company Subsidiaries, (iii) except as set forth in Section 4.4 of the Company Disclosure Schedule, result in a violation or breach of, or constitute (with or without due notice or lapse of time or both) a default under, or give rise to a right of, or result in, termination, amendment, cancellation or acceleration of any obligation, or to loss of a material benefit under, or result in the creation of any Lien upon any of the properties or assets of the Company or any of its Subsidiaries under, any of the terms, conditions or provisions of any Contract or Permit to which the Company or any of its Subsidiaries is a party or by which any of them or any of their properties or assets is bound, (iv) violate any Law applicable to the Company, any of its Subsidiaries or any of their respective properties or assets or (v) other than in connection with or compliance with applicable requirements of (A) the DGCL, (B) the HSR Act and other Antitrust Laws, (C) any applicable Securities Exchange Rules and (D) the Exchange Act, require the Company to make any filing or registration with or notification to, or require the Company to obtain any authorization, consent or approval of, any Governmental Entity; except, in the case of clauses (ii), (iii), (iv) and (v), for such violations, breaches or defaults that, or filings, registrations, notifications, authorizations, consents or approvals the failure of which to make or obtain, would not, individually or in the aggregate, reasonably be expected to be materially adverse to the Company and the Company’s subsidiaries, taken as a whole.

Section 4.5.          SEC Reports; Disclosure Controls and Procedures; Indebtedness.

(a)          The Company has filed all reports and other documents required to be filed or furnished by it with or to the SEC since completion of its initial public offering (as such reports and other documents may have been amended through the date hereof, the “Company SEC Reports”). As of their respective filing dates (or, if amended prior to the date hereof, as of the date of the last amendment), each of the Company SEC Reports (i) complied when filed or furnished (or, if applicable, when amended) in all material respects with the requirements of the Securities Act, the Exchange Act, the Dodd-Frank Act and the Sarbanes-Oxley Act applicable to such Company SEC Report and (ii) did not contain when filed, or as so amended, any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading.

(b)           Each of the financial statements included in the Company SEC Reports, in each case including any related notes thereto (the “Company Financial Statements”), comply as to form in all material respects with the applicable accounting requirements and the published rules and regulations of the SEC with respect thereto in effect at the time of such filing (or, if amended or superseded by a filing prior to the date hereof, as of the date of such filing) and have been prepared in accordance with the books and records of the Company and generally accepted accounting principles in the United States (“GAAP”) applied on a consistent basis during the periods involved (except as may be indicated in the notes thereto or, in the case of the unaudited statements, as may be permitted by Form 10-Q promulgated under the Exchange Act). The consolidated balance sheets (including the related notes) included in the Company Financial Statements and the statements of operations, and statements  of stockholders’ equity and cash flows included in the Company Financial Statements fairly present in all material respects, in conformity with GAAP applied on a consistent basis (except as noted in the Company Financial Statements), the consolidated financial position of the Company and the Company Subsidiaries as of the end of the respective periods and their consolidated results of operations and cash flows for the periods then ended (subject to normal year end adjustments that would not be material in the aggregate, in the case of interim financial statements).   Since the Balance Sheet Date (as defined below), there has been no change in the Company’s accounting policies or the methods of making accounting estimates or changes in estimates that are material to the Company’s financial statements, except as may be required by any Governmental Entity or change in applicable Law.

(c)           The Company’s “disclosure controls and procedures” (as defined in Rules 13a-15(e) and 15d-15(e) promulgated under the Exchange Act) are reasonably designed and maintained to ensure that information required to be disclosed by the Company in the reports that it files or submits to the SEC under the Exchange Act is recorded, processed, summarized and reported within the time periods specified in the rules and forms of the SEC, and that such information is accumulated and communicated to the Company’s management as appropriate to allow timely decisions regarding required disclosure. The Company maintains internal control over financial reporting sufficient to provide reasonable assurances regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with GAAP. The Company has disclosed and reported, based on its most recent evaluation of its internal control over financial reporting prior to the date hereof, to the Company’s auditors and the audit committee of the Company Board (A) any significant deficiencies and material weaknesses in the design or operation of its internal control over financial reporting that are reasonably likely to adversely affect in any material respect the ability to record, process, summarize and report financial information and (B) any fraud, whether or not material, that involves management or other employees who have a significant role in internal control over financial reporting.

(d)           Each of the principal executive officer of the Company and the principal financial officer of the Company (or each former principal executive officer of the Company and each former principal financial officer of the Company, as applicable) has made all applicable certifications required by Rule 13a-14 or 15d-14 under the Exchange Act and sections 302 and 906 of the Sarbanes-Oxley Act with respect to the Company SEC Reports, and the statements contained in such certifications are true and accurate. For purposes of this Agreement, “principal executive officer” and “principal financial officer” shall have the meanings given to such terms in the Sarbanes-Oxley Act. To the Knowledge of the Company, except as set forth in Section 4.5(d) of the Company Disclosure Schedule, none of the Company SEC Reports is the subject of ongoing SEC review or outstanding SEC comment and there is no investigation or proposed review by the SEC pending or threatened with respect to the Company or any Company Subsidiary.

(e)           Neither the Company nor any Company Subsidiary is a party to, or has any commitment to become a party to, any joint venture, off-balance sheet partnership or any similar Contract (including any Contract relating to any transaction or relationship between or among the Company or any of its Subsidiaries, on the one hand, and any unconsolidated Affiliate, including any structured finance, special purpose or limited purpose entity or Person, on the other hand), or any “off-balance sheet arrangements” (as defined in Item 303(a) of Regulation S-K promulgated under the Securities Act), where the result, purpose or intended effect of such Contract is to avoid disclosure of any material transaction involving, or material liabilities of, the Company or any Company Subsidiary in the Company’s or such Subsidiary’s published financial statements or other Company SEC Reports.

(f)           No Company Subsidiary is, or has at any time been, subject to the reporting requirements of Sections 13(a) and 15(d) of the Exchange Act.

(g)          The Indebtedness of the Company and each Company Subsidiary are as listed on Section 4.5(g) of the Company Disclosure Schedule, except that trade accounts payable and similar liabilities arising in the ordinary course of business and more than 60 days from invoice (“60 Day Payables”) listed on Section 4.5(g) of the Company Disclosure Schedule reflect 60 Day Payables existing no more than five (5) Business Days prior to the date of this Agreement and existing no more than five (5) Business Days prior to the Closing Date with respect to Section 4.5(g) of the Company Disclosure Schedule delivered at the Closing Date  The aggregate dollar amount of 60 Day Payables, as of the date of this Agreement, shall not exceed $200,000 plus the aggregate dollar amount of 60 Day Payables listed on Section 4.5(g) of the Company Disclosure Schedule delivered on the date of this Agreement.

Section 4.6.          No Undisclosed Liabilities. Neither the Company nor any Company Subsidiary has any Liabilities except for (a) Liabilities incurred in the ordinary course of business since January 1, 2011 (the “Balance Sheet Date”), (b) Liabilities that are disclosed prior to the date of this Agreement in the Company SEC Reports or Liabilities not otherwise disclosable in the Company SEC Reports but listed in Section 4.6 of the Company Disclosure Schedule, in each case incurred in connection with the Transactions or otherwise as contemplated by this Agreement, (c) Liabilities that would not, individually or in the aggregate, be material to the Company and the Company Subsidiaries, taken as a whole, or (d) Liabilities that are reflected, or for which reserves were established, on the consolidated balance sheet of the Company as of the Balance Sheet Date or in the notes thereto in the Company SEC Reports.

Section 4.7.          Absence of Certain Changes or Events. Since the Balance Sheet Date, (a) the Company and its Subsidiaries have conducted the Business only in the ordinary course of business, (b) there has not been a Company Material Adverse Effect, (c) the Company and its Subsidiaries have not suffered any material damage, destruction or loss to its properties, whether or not covered by insurance, (d) there has not been any restatement of the financial statements of the Company or the notes thereto included in, or incorporated by reference into, the Company SEC Reports, and (e) neither the Company nor any of its Subsidiaries has taken any actions that if taken after the date of this Agreement would be prohibited by Section 6.1.

Section 4.8.          Specified Contracts.

(a)           Except for this Agreement, Section 4.8 of the Company Disclosure Schedule sets forth a list, as of the date hereof, of each of the following Contracts to which the Company or any of its Subsidiaries is a party:

(i)           any “material contract” (as such term is defined in Item 601(b)(10) of Regulation S-K of the SEC);

(ii)          any loan, guarantee, credit agreement, note, bond, mortgage, indenture, contract, lease, license or other binding commitment in each case relating to Indebtedness other than 60 Day Payables;

(iii)         any contract, which to the Knowledge of the Company purports to materially limit the right of the Company or any of its Affiliates to engage or compete in any line of business in which the Company or its Subsidiaries is engaged or to compete with any person or operate in any location;

(iv)         any contract that creates a partnership or joint venture or similar arrangement with respect to any significant portion of the business of the Company or its Subsidiaries taken as a whole;

(v)          any settlement or similar agreement with any governmental entity or order or consent of a governmental entity to which the Company or any of its Subsidiaries is subject involving future performance by the Company or any of its Subsidiaries, and any other settlement agreement resolving pending or threatened litigation or claims entered into by the Company or any Company Subsidiary, other than agreements involving only the payment of money in consideration of a full release of claims;

(vi)         Any Contract that requires the payment by or to the Company and Company Subsidiaries of more than $100,000 over the term of the Contract;

(vii)        Any Contract (other than the Company’s Organizational Documents) which contains restrictions with respect to payment of dividends or any other distribution in respect of the Company’s or any Company Subsidiary’s capital stock;

(viii)       Any employment Contracts (including any collective bargaining Contract or union agreement), or any consulting, independent contractor or subcontractor Contract involving payment by the Company and the Company Subsidiaries of more than $25,000 annually, any severance Contract or any retention, transaction, change of control or similar bonus Contract, in each case, with respect to the employees of the Company or any of its Subsidiaries;

(ix)         Any Contracts with respect to any property of the Company or any Company Subsidiary, real or personal, except for leases of personal property involving less than $12,000 per year;

(x)          Any Contract to be performed relating to capital expenditures by the Company and the Company Subsidiaries in excess of $15,000;

(xi)         Any loan or advance by the Company or Company Subsidiary to, or investment by the Company or Company Subsidiary in, any Person, or any Contract relating to the making of any such loan, advance or investment or any Contract involving a sharing of profits;

(xii)        Any Contract involving the acquisition or disposition of material assets or properties by the Company or a Company Subsidiary, outside of the ordinary course of business;

(xiii)       Any guarantee by another Person of any obligation (contingent or otherwise) of the Company or any Company Subsidiary;

(xiv)       Any Contract involving a warranty, guaranty or other similar undertaking with respect to a contractual performance extended by the Company or Company Subsidiary, other than in the ordinary course of business;

(xv)        Any Contract requiring the Company or a Company Subsidiary to indemnify or hold harmless (i) any Person other than purchase orders and revenue earning Contracts entered into in the ordinary course of business, (ii) any purchaser and/or licensee with respect to the Company Intellectual Property or (iii) any person who was a director or executive officer of an entity acquired directly or indirectly by the Company and who did not become an employee, director or officer of the Company or a Company Subsidiary;

(xvi)       Any material amendment, modification or supplement in respect of any of the foregoing.

Each such Contract described in clauses (i)-(xvi) is referred to herein as a “Specified Contract.”

(b)           As of the date hereof, except as would not have a material adverse effect on the Company and the Company Subsidiaries, taken as a whole, (i) neither the Company nor any of the Company Subsidiaries is (and, to the Knowledge of the Company, no other party is) in breach or default under any Specified Contract (and no event has occurred with which notice or lapse of time or both would constitute a default or violation by the Company or any of the Company Subsidiaries, or, to the Knowledge of the Company, the other party, thereunder), (ii) each of the Specified Contracts is in full force and effect, and is the valid, binding and enforceable obligation of the Company or a Company Subsidiary (except as such enforceability may be limited by applicable bankruptcy, reorganization, moratorium, liquidation, conservatorship, receivership or similar laws relating to, or affecting generally the enforcement of, creditors’ rights and remedies or by other equitable principles of general application (regardless of whether such enforceability is considered in a proceeding in equity or at law)), and to the Knowledge of the Company, of the other parties thereto, and (iii) except as disclosed in Section 4.8 of the Company Disclosure Schedule, neither the Company nor any of the Company Subsidiaries has received any notice of termination with respect to, and, to the Knowledge of the Company, no party has threatened in writing to terminate or modify, any Specified Contract. The Company has made available to Parent true and complete copies of each Specified Contract, including all material amendments thereto.

Section 4.9.          Employee Benefit Plans.

(a)           Section 4.9 of the Company Disclosure Schedule lists all material Benefit Plans. All Benefit Plans have been maintained and administered in all material respects in compliance with their respective terms and with the requirements prescribed by any and all statutes, orders, rules and regulations which are applicable to such Benefit Plans (including the timely filing of all Form 5500’s) and all Liabilities with respect to the Benefit Plans have been properly reflected in the Company Financial Statements. No suit, action or other litigation (excluding claims for benefits incurred in the ordinary course of Benefit Plan activities) has been brought, or, to the Knowledge of the Company, is threatened, against or with respect to any Benefit Plan. There are no audits, inquiries or proceedings pending or, to the Knowledge of the Company, threatened by any governmental agency or third party with respect to any Benefit Plan. All contributions, reserves or premium payments required to be made or accrued as of the date hereof to the Benefit Plans have been timely made or accrued. Neither the Company nor any Company Subsidiary has any plan or commitment to establish any new Benefit Plan, to modify any Benefit Plan (except to the extent required by law or to conform any such Benefit Plan to the requirements of any applicable law or as required by this Agreement), or to enter into any new Benefit Plan.  There has been no amendment to, written interpretation or announcement (whether or not written) by the Company or any Company Subsidiary relating to, or change in employee participation or coverage under any Benefit Plan that would increase materially the expense of maintaining such Plan above the level or expense incurred in respect of such Plan for the most recent plan year.   Each Benefit Plan can be amended, terminated or otherwise discontinued after the Closing in accordance with its terms, without liability to Parent, Merger Sub or the Company or any Company Subsidiary (other than ordinary administration expenses and expense for benefits accrued but not yet paid).

(b)           (i) each Benefit Plan which is intended to be "qualified" within the meaning of Section 401(a) of the Code has been maintained pursuant to a prototype plan document which has received a favorable determination letter from the Internal Revenue Service; (ii) no Benefit Plan is covered by Title IV of ERISA or subject to Section 412 of the Code or Section 302 of ERISA; (iii) no Benefit Plan is a “multiemployer plan” within the meaning of Section 3(37) of ERISA, and neither the Company nor any Company Subsidiary has ever contributed to a multiemployer plan; (iv) the Company nor, to the Knowledge of the Company, any other “disqualified person” or “party in interest” (as defined in Section 4975(e)(2) of the Code and Section 3(14) of ERISA, respectively) has engaged in any transactions in connection with any Benefit Plan that would result in the imposition of a penalty pursuant to Section 502 of ERISA, damages pursuant to Section 409 of ERISA or a tax pursuant to Section 4975 of the Code; and (v) no Benefit Plan provides for post-employment or retiree welfare benefits, except to the extent required by Part 6 of Subtitle B of Title I of ERISA or Section 4980B of the Code.

(c)           With respect to each Benefit Plan, the Company has delivered or caused to be delivered to Parent true and complete copies of the written plan document setting forth such plan, the Internal Revenue Service determination letter issued to the prototype sponsor with respect to each Employee Benefit Plan intended to be “qualified” under Section 401(a) of the Code, and the most recently filed Internal Revenue Service Form 5500-series for each such plan required to file such form.

(d)           Except as disclosed in Section 4.9 of the Company Disclosure Schedule, neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby will (i) result in any payment (including severance, unemployment compensation, golden parachute, bonus or otherwise) becoming due to any stockholder, director or employee, current or former, of the Company or any Company Subsidiary under any Benefit Plan or otherwise, (ii) increase any benefits otherwise payable under any Benefit Plan, or (iii) result in the acceleration of the time of payment or vesting of any such benefits.

Section 4.10.        Litigation. Except as disclosed in Section 4.10 of the Company Disclosure Schedule, there is no action, claim, suit, proceeding, arbitration or governmental investigation (each, a “Legal Proceeding”) pending against or, to the Knowledge of the Company, threatened in writing against the Company or any Company Subsidiary or any of their respective properties or assets or any executive officer, director or employee of the Company or any Company Subsidiary in such capacity.  There is no Order outstanding against the Company or any Company Subsidiary. As of the date hereof, Section 4.10 of the Company Disclosure Schedule sets forth (i) each Order applicable to the Company or any Company Subsidiary or any of their respective properties or assets, and (ii) Legal Proceeding pending against, or, to the Knowledge of the Company, threatened against the Company or any Company Subsidiary or any of their respective properties or assets, or any officers, directors, or employees of the Company or any Company Subsidiary in such capacity.  Except as disclosed in Section 4.10 of the Company Disclosure Schedule, neither the Company nor any Company Subsidiary has a Legal Proceeding pending or threatened against another Person.

Section 4.11.        Restrictions on Business Activities. Except as disclosed in Section 4.11 to the Company Disclosure Schedule, to the Knowledge of the Company, there is no agreement, commitment, judgment, injunction, order or decree binding upon the Company or any Company Subsidiary or their respective assets or to which the Company or any Company Subsidiary is a party which has or could reasonably be expected to have the effect of prohibiting or materially impairing any business practice of the Company or any Company Subsidiary, any acquisition of property by the Company or any Company Subsidiary or the conduct of business by the Company or any Company Subsidiary as currently conducted other than such effects, individually or in the aggregate, which have not had and would not reasonably be expected to have a material adverse effect on the Company and the Company Subsidiaries, taken as a whole.

Section 4.12.        Compliance with Law; Permits.

(a)           Except as would not have a material adverse effect on the Company and the Company Subsidiaries, taken as a whole, the Company and each Company Subsidiary hold all permits, licenses, exemptions, consents, certificates, authorizations, registrations and other approvals from Governmental Entities required to operate the Business as conducted as of the date hereof (collectively, the “Permits”). Neither the Company nor any Company Subsidiary is in material violation of, or in material noncompliance with, any Permit.   All material Permits are in full force and effect and there are no proceedings pending or, to the Knowledge of the Company, threatened in writing that seek the revocation, cancellation, suspension or adverse modification thereof.

(b)           Each of the Company and the Company Subsidiaries is in compliance in all material respects with all Laws and Orders applicable to the Company or any Company Subsidiary or by which any property, business or asset of the Company or any Company Subsidiary is bound or affected.

(c)           None of the Company or any Company Subsidiary has in the past three years received any written notice from a Governmental Entity or third party alleging either (1) non-compliance with a material Permit or (2) a violation of any applicable Law or Order.

(d)           Notwithstanding the foregoing, this Section 4.12 shall not be deemed to relate to employee benefit matters, Taxes, environmental matters or labor and employment matters, which are the subject exclusively of the representations and warranties in Section 4.9, Section 4.14, Section 4.16 and Section 4.17, respectively.

Section 4.13.        Intellectual Property. Section 4.13 of the Company Disclosure Schedule contains a description of all material Company Intellectual Property and a list of all material registered Company Intellectual Property.

(a)           Except as disclosed in Section 4.13 of the Company Disclosure Schedule, no Company Intellectual Property is subject to any material proceeding or outstanding decree, order, judgment, contract, license or stipulation restricting in any manner the use, transfer or licensing thereof by the Company or any Company Subsidiary, or which may materially and adversely affect the validity, use or enforceability of such Company Intellectual Property.

(b)           The Company and/or the Company Subsidiaries own or have enforceable rights to use all Intellectual Property required for the conduct of the Business as presently conducted or as presently contemplated to be conducted. Except as disclosed in Section 4.13 of the Company Disclosure Schedule, the Company and/or the Company Subsidiaries own and have good and exclusive title to each material item of Company Intellectual Property owned by them free and clear of any Liens (excluding Permitted Asset Liens and non-exclusive licenses and related restrictions granted by it in the ordinary course of business); and the Company and/or the Company Subsidiaries are the exclusive owners of all material registered Trademarks and Copyrights used in connection with the operation or conduct of the Business including the sale of any products or the provision of any services by the Company or the Company Subsidiaries.

(c)           To the Knowledge of the Company, the operation of the Business as such business currently is conducted, including the use of any product, device or process by the Company or any of the Company Subsidiaries, has not and does not infringe or misappropriate the Intellectual Property of any third party or constitute unfair competition or trade practices under the laws of any jurisdiction. Neither the Company nor any Company Subsidiary has received any claims, threats or invitations to take licenses from third parties alleging any such infringement, misappropriation or unfair competition or trade practices that are not resolved.

(d)           To the Knowledge of the Company, no third party has infringed upon or misappropriated in any material respect any rights of the Company or a Company Subsidiary with respect to the Company Intellectual Property.

(e)           Except as would not reasonably be expected to have a material adverse effect on the Company and the Company Subsidiaries taken as a whole:  all of employees of the Company or any Company Subsidiary who have contributed to or participated in the conception and/or development of the Company Intellectual Property (including any custom software) have executed an agreement that includes an acknowledgment that such contributions are the sole property of the Company or the relevant Company Subsidiary, all of the consultants and contractors of the Company or Company Subsidiary who have contributed to or participated in the conception and/or development or enhancement of the Company Intellectual Property have executed an agreement that includes an acknowledgment that such contributions are the sole property of the Company, the Company Subsidiary or its clients, and each employee who has had access to or otherwise been exposed to confidential or proprietary information regarding the Company or a Company Subsidiary, has entered into an agreement with the Company or Company Subsidiary that includes provisions acknowledging and agreeing that such confidential or proprietary information shall be maintained in confidence and shall not be used other than as specifically authorized by the Company or Company Subsidiary.

Section 4.14.        Taxes. Except as set forth in Section 4.14 of the Company Disclosure Schedule:

(a)           The Company and, if  applicable, a Company Subsidiary, has timely filed all Tax Returns required to be filed by the Company with any Tax Authority prior to the date hereof, except such Tax Returns which are not individually or in the aggregate material to the Company. All such Tax Returns are true, correct and complete in all material respects. Such Tax Returns reflect accurately all liability for Taxes of the Company or the applicable Subsidiary for the periods covered thereby, other than liabilities which are not, individually or in the aggregate, material.  The Company has paid all Taxes shown to be due and payable on such Tax Returns.

(b)           All Taxes that the Company or a Company Subsidiary is required by law to withhold or collect have been duly withheld or collected, and have been timely paid over to the proper governmental authorities to the extent due and payable.

(c)           The Company and each Company Subsidiary is not delinquent in the payment of any material Tax nor is there any Tax deficiency outstanding, proposed or assessed against the Company or Company Subsidiary, nor has the Company or a Company Subsidiary executed any unexpired waiver of any statute of limitations on or extending the period for the assessment or collection of any Tax which waiver or extension is presently in effect.

(d)           To the Knowledge of the Company, no audit or other examination of any Tax Return of the Company or any Company Subsidiary by any Tax authority is presently in progress nor has the Company been notified of any request for such an audit or other examination.

(e)           No adjustment relating to any Returns filed by the Company or any Company Subsidiary has been proposed in writing, formally or informally, by any Tax authority to the Company or any Company Subsidiary or any representative thereof.

(f)           The Company and its Subsidiaries have no Liability for unpaid Taxes which have not been accrued for or reserved on the Company’s balance sheets included in the Company Financial Statements, other than any Liability for unpaid Taxes that may have accrued since the date of the most recent Company SEC Report in connection with the operation of the business of the Company and its Subsidiaries in the ordinary course of business, none of which is material to the business, results of operations or financial condition of the Company or any of its Subsidiaries.

(g)           The Company and its Subsidiaries have not received approval to make or agreed to a change in any accounting method or has any written application pending with any Tax authority requesting permission for any such change.  The Company and its Subsidiaries are not bound by any contractual obligation requiring the indemnification or reimbursement of any Person with respect to the payment of any Tax, other than Taxes which are not, individually or in the aggregate, material to the Company and Company Subsidiaries, taken as a whole.  From and after July 1, 2007, no claim has ever been made in writing by any Tax authority in a jurisdiction where the Company or a Company Subsidiary does not file Tax Returns that it is or may be subject to Taxes by that jurisdiction.  No issues have been raised by the relevant Tax authorities on audit that are of recurring nature and that would, individually or in the aggregate, have a material effect upon the Taxes of the Company or any Company Subsidiary.  No Legal Proceeding is pending by any Tax authority for any audit, examination, deficiency, assessment or collection from the Company or any Company Subsidiary of any Taxes, other than Taxes which are not, individually or in the aggregate, material to the Company and Company Subsidiaries, taken as a whole; no unresolved claim for any deficiency, assessment or collection of any Taxes has been asserted against the Company or any Company Subsidiary.  To the Company’s Knowledge (with the extent of such Knowledge being measured only as of the date of this Agreement and not as of any future date), the Company does not have an existing limitation on its current accumulated federal net operating loss pursuant to Section 382 of the Code.  There is no Contract covering any individual or entity treated as an individual included in the business or assets of the Company that could give rise to the payment by the Company or Parent or its Affiliates, of an amount that would not be deductible by reason of Sections 280G or 409A of the Code.  There are no Liens for Taxes (other than for current Taxes not yet due and payable) upon the assets of the Company.  The Company has delivered or made available to Parent complete and correct copies of all material federal, state, local and foreign income or franchise Tax Returns filed by the Company and its Subsidiaries for the three most recent taxable years for which such Tax Returns have been filed immediately preceding the date of this Agreement.  All formal or informal Tax sharing, Tax allocation and Tax indemnity arrangements, if any, will terminate prior to Closing and the Company and its Subsidiaries will not have any liability or benefit thereunder on or after Closing.  The Company and its Subsidiaries have never been a United States real property holding corporation within the meaning of Section 897(c)(2) of the Code during the applicable period specified in Section 897(c)(1)(A)(ii) of the Code. The Company shall promptly notify Parent of any material proceeding involving Taxes relating to the Company or any Company Subsidiary between the date of this Agreement and the Closing Date.  No powers of attorney or other authorizations are in effect that grant to any person the authority to represent the Company or any Company Subsidiary in connection with any Tax matter or proceeding, and any such powers of attorney or other authorizations shall be revoked as of the Closing Date.  The Company and the Company Subsidiaries are not a party to or bound by any closing agreement or offer in compromise with any Tax Authority.  The Company and its Subsidiaries have not, since March 31, 2008, entered into any transaction that constitutes a reportable transaction within the meaning of Section 6707A(c) of the Code.

Section 4.15.        Title to Property.

(a)           All real property owned by the Company or any of its Subsidiaries (including improvements and fixtures thereon, easements and rights of way) is shown or reflected on the balance sheet of the Company included in the Company Financial Statements and is listed on Section 4.15(a) of the Company Disclosure Schedule. Each of the Company and the Company Subsidiaries has good, valid and marketable fee simple title to the real property owned by it, and except as set forth in the Company Financial Statements or on Section 4.15(a) of the Company Disclosure Schedule, all of such real property is held free and clear of (i) all leases, licenses and other rights to occupy or use such real property and (ii) all Liens, rights of way, easements, restrictions, exceptions, variances, reservations, covenants or other title defects or limitations of any kind, other than Permitted Asset Liens or other imperfections of title, if any, as do not materially detract from the value of or materially interfere with the present use of the property affected thereby. Section 4.15(a) of the Company Disclosure Schedule also contains a list of all options or other contracts under which the Company or a Company Subsidiary has a right to acquire any interest in real property.

(b)           All leases of real property held by the Company and the Company Subsidiaries are shown or reflected on the balance sheet included in the Company Financial Statements and are listed on Section 4.15(b) of the Company Disclosure Schedule. All leases pursuant to which the Company or a Company Subsidiary leases from others material real property are valid and effective in accordance with their respective terms, and there is not, under any of such leases, any existing material default or event of default of the Company or a Company Subsidiary or, to the Knowledge of the Company, any other party (or any event which with notice or lapse of time, or both, would constitute a material default).

(c)           The Company and the Company Subsidiaries are in possession of, or have valid and effective rights to, all material properties, assets and rights (including Intellectual Property) required for the conduct of the Business in the ordinary course and such properties and assets are adequate for the purposes for which such properties and assets are currently used or held for use (other than such inadequacies that are not, individually or in the aggregate, material to the Company and Company Subsidiaries, taken as a whole) and are in good repair and operating condition (subject to normal wear and tear).  The tangible and intangible assets of the Company and each Company Subsidiary are held free and clear of all Liens, other than Permitted Asset Liens or as disclosed on Section 4.15(c) of the Company Disclosure Schedules.

Section 4.16.        Environmental Matters.

(a)           Except as disclosed in Section 4.16 of the Company Disclosure Schedules and except for such matters that, individually or in the aggregate, are not reasonably likely to have a material adverse effect on the Company and the Company Subsidiaries taken as a whole: (i) the Company and the Company Subsidiaries have complied with all applicable Environmental Laws; (ii) there has been no release, discharge or disposal of Hazardous Substance by the Company or the Company Subsidiaries on or from any of the properties currently owned or operated by the Company or the Company Subsidiaries (including soils, groundwater, surface water, air, buildings or other structures); (iii) during the periods that they were owned or operated by the Company or a Company Subsidiary, there was no release, discharge or disposal of Hazardous Substance by the Company or a Company Subsidiary on any of the properties formerly owned or operated by the Company or the Company Subsidiaries; (iv) neither the Company nor the Company Subsidiaries are subject to liability for any Hazardous Substance disposal or contamination on any third party or public property (whether above, on or below ground or in the atmosphere or water); (v) neither the Company nor the Company Subsidiaries have received any notice, demand, letter, claim or request for information alleging that the Company or the Company Subsidiaries may be in violation of or liable under any Environmental Law; and (vi) neither the Company nor the Company Subsidiaries are subject to any orders, decrees, injunctions or other arrangements with any Governmental Entity or subject to any indemnity or other agreement with any third party relating to liability under any Environmental Law or relating to Hazardous Substances.

(b)           All written reports and material documentation relating to environmental studies and investigations that, to the Knowledge of the Company, have been completed with respect to the Company and/or its Subsidiaries or their respective properties or assets, including all phase reports have been provided or made available to Parent.

Section 4.17.        Labor Matters. Neither the Company nor the Company Subsidiaries are a party to any collective bargaining agreement or other labor union contract applicable to persons employed by the Company or its Subsidiaries and the Company does not know of any activities or proceedings of any labor union to organize any such employees.  Section 4.17(i) of the Company Disclosure Schedule sets forth a complete and accurate list of each employee of the Company and Company Subsidiaries as of the date of this Agreement, his or her immigration status, location of employment, length of service and current annual rates of salary of and other cash compensation (including bonus and commission opportunities), as well as a list of all existing employment, consulting Contracts or severance arrangements which constitute contractual obligations of the Company with respect to its employees.  None of the employees of the Company are improperly classified by the Company as independent contractors or leased employees or as being exempt from overtime pay.  Except as set forth on Section 4.17(ii) of the Company Disclosure Schedule, as of the date of this Agreement, no person holding title as an officer or senior manager of the Company or a Company Subsidiary (a “Key Employee”) has left the Company or its Subsidiaries since March 31, 2009 and no current Key Employee has indicated any present or future intention to terminate his or her employment with the Company or a Subsidiary or not to engage in employment with the Surviving Company, except as set forth in Section 2.1(c) of the Company Disclosure Schedule.

Section 4.18.        Insurance. Section 4.18 of the Company Disclosure Schedule sets forth the insurance policies, letters of credit and fidelity bonds of the Company and its Subsidiaries currently in force and covering the assets, business, equipment, properties, operations, employees, officers and directors (collectively, the “Insurance Policies”).  True, complete and correct copies of the Insurance Policies have been made available to Parent.  The insurances provided by such Insurance Policies are believed by the Company’s management to be adequate in amount and scope for the Company’s and its Subsidiaries business and operations, including any insurance required to be maintained by Contracts to which the Company or any of its Subsidiaries is a party.  The Company and its Subsidiaries have not (a) agreed to modify or cancel any such Insurance Policy, (b) received notice (whether oral or written) of actual or threatened modification or termination of any such policy or bond, (c) failed to pay any premiums with respect to such insurance policies on a timely basis, (d) received any notice of cancellation or termination with respect to any such policy, or (e) failed to give any notice or present any claim thereunder in due and timely fashion.  There are no pending claims against such insurance by the Company or any Subsidiary as to which the insurers have denied coverage or otherwise reserved rights.  Except as set forth in Section 4.18(i) of the Company Disclosure Schedule, the Company and its Subsidiaries have not been refused any insurance, nor has its coverage been limited, by any insurance carrier to which it has applied for any such insurance with which it has carried insurance since April 1, 2008.  Section 4.18(ii) of the Company Disclosure Schedule lists all material claims of the Company or its Subsidiaries which are currently pending or which have been made with an insurance carrier, and all losses incurred with respect to self-insured risks, since April 1, 2008.

Section 4.19.        Brokers or Finders. No investment banker, broker, finder, financial advisor or intermediary, other than EVE Partners LLC and AlixPartners, LLP, is entitled to any investment banking, brokerage, finder’s or similar fee or commission in connection with this Agreement or the Transactions based upon arrangements made by or on behalf of the Company or any of its Subsidiaries.

Section 4.20.        Vote Required. The affirmative vote of the holders of a majority of the outstanding shares of Company Common Stock in favor of the adoption of this Agreement and approval of the Transactions (the “Company Stockholder Approval”) is the only vote of the holders of any of the Company’s capital stock necessary for the Company to adopt this Agreement and approve the Transactions.

Section 4.21.        Company Board Recommendation. At a meeting duly called and held, the Company Board has adopted resolutions in which it (i) approved and declared advisable and in the best interests of the Company and its stockholders this Agreement, the Merger and the other Transactions, (ii) resolved to recommend that the Company’s stockholders adopt this Agreement and approve the Merger (collectively (i) and (ii), the “Company Board Recommendation”) and (iii) directed that the adoption of this Agreement be submitted to a vote at the Special Meeting. The Company Board Recommendation has not been amended, rescinded or modified other than as permitted by Section 6.3(d).

Section 4.22.        Proxy Statement.

(a)          The Proxy Statement when filed, distributed or disseminated, as applicable, shall comply as to form in all material respects with the applicable requirements of the Exchange Act.

(b)          The Proxy Statement, as supplemented or amended, if applicable, at the time such Proxy Statement or any amendment or supplement thereto is first mailed to stockholders of the Company and at the time of the Special Meeting will not contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements made therein, in the light of the circumstances under which they were made, not misleading.

(c)          The representations and warranties contained in this Section 4.22 will not be deemed to relate to statements or omissions in the Proxy Statement based upon information furnished or caused to be furnished to the Company in writing by Parent or Merger Sub specifically for use therein.

Section 4.23.        State Takeover Statutes. Assuming the accuracy of the representations and warranties of Parent contained in Section 5.7, the Company represents and warrants that the Company Board has taken all necessary action so that no “fair price,” “moratorium,” “control share acquisition” or other anti-takeover Law (including the interested stockholder provisions codified in section 203 of the DGCL) or any anti-takeover provision in the Company Charter or Company Bylaws is applicable to this Agreement, the Merger and the other Transactions.

Section 4.24.        Related Party Transactions. Except as set forth in the Company SEC Reports filed prior to the date hereof, there are no outstanding amounts payable to or receivable from, or advances by the Company or any Company Subsidiary to, and neither the Company nor any Company Subsidiary is otherwise a creditor or debtor to, or party to any material Contract or transaction with, any holder of five percent (5%) or more of the outstanding shares of Company Common Stock or any director, executive officer, employee or Affiliate of the Company or any Company Subsidiary that would be required to be disclosed under Item 404 of Regulation S-K promulgated under the Securities Act, or with any spouse, sibling, parent, child, first cousin or in-law of any director, executive officer or employee, or any Person controlled by any of the foregoing.

Section 4.25         Minute Books.  The minute books of the Company, as previously made available to Parent and its representatives, contain accurate records in all material respects of all material meetings of and corporate actions or written consents by the Company Stockholders and the Company Board.

Section 4.26         Customers, Resellers and Suppliers.  Section 4.26 of the Company Disclosure Schedule lists the Top 20 Customers and Top 10 suppliers (excluding professional services suppliers) of the Company and Company Subsidiaries taken as a whole for the seven month period ending July 31, 2011.  Except as set forth on Section 4.26 of the Company Disclosure Schedule, there are no outstanding disputes with any current customer, reseller or supplier, other than disputes which would not be, individually or in the aggregate, material to the Company and the Company Subsidiaries, taken as a whole, and no material customer, reseller or supplier has stated its intention not to continue to do business with the Company whether as a result of the transactions contemplated hereby or otherwise.

Section 4.27         Opinion.  The Company has received the written opinion of Integgra, dated August 27, 2011, to the effect that, as of such date, the Merger Consideration that may be received by the holders of the Company Common Stock pursuant to the Agreement is fair to such holders from a financial point of view.  A true and correct copy of such written opinion has been delivered to Parent.

Section 4.28         Disclosure Generally.  The representations and warranties in this Article 4 and the disclosures of the Company contained in the Company Disclosure Schedule do not contain any untrue statement of material fact or omit to state any material fact necessary, in light of the circumstances under which it was made, in order to make any such representations, warranties or disclosures not misleading.

Section 4.29         No Other Representations or Warranties. The Company acknowledges that, except for the representations and warranties of Parent expressly set forth in Article V, neither Parent nor any of its respective Affiliates or Representatives makes any representation or warranty, either express or implied, as to Parent or Merger Sub.

ARTICLE V.
REPRESENTATIONS AND WARRANTIES OF PARENT

Except as disclosed in the Parent Disclosure Schedule, Parent hereby represents and warrants to the Company as of the date hereof and as of the Closing Date (except to the extent any such representation or warranty is made as of an earlier date, in which case, as of such earlier date), as follows:

Section 5.1.          Organization; Capitalization and Ownership of Merger Sub. Parent is a limited liability company and Merger Sub is a corporation duly organized and validly existing under the laws of the jurisdiction of its incorporation and each of Parent and Merger Sub has all requisite limited liability company or corporate power and authority and all necessary governmental approvals to own, lease and operate its properties and to carry on its business as it is now being conducted. Each of Parent and Merger Sub is duly qualified or licensed to do business and in good standing in each jurisdiction in which the nature or conduct of its business or the ownership, leasing or operation of its properties require it to be so qualified, licensed or in good standing, except for such jurisdictions where the failure to be so qualified, licensed or to be in good standing would not, individually or in the aggregate, reasonably be expected to have a Parent Material Adverse Effect. Parent has made available to the Company a copy of the certificate of formation, articles of incorporation or certificate of incorporation, as the case may be, and bylaws or other equivalent organizational documents of Parent and Merger Sub, as currently in effect. The authorized capital stock of Merger Sub consists of 1,000 shares of common stock, par value $0.001 per share, of which 1,000 shares are issued and outstanding. All of the outstanding shares of Merger Sub’s capital stock are owned of record and beneficially, directly or indirectly, by Parent.

Section 5.2.          Authorization; Validity of Agreement; Parent Action. Each of Parent and Merger Sub has the requisite limited liability company or corporate power and authority to execute and deliver this Agreement, to perform its obligations hereunder and to consummate the Transactions. The execution, delivery and performance by Parent and Merger Sub of this Agreement, approval and adoption of this Agreement and the consummation of the Transactions have been duly and validly authorized by all necessary limited liability company or corporate action of Parent and Merger Sub, and no other action on the part of Parent or Merger Sub is necessary to authorize the execution and delivery by Parent and Merger Sub of this Agreement and the consummation by them of the Transactions. In its capacity as sole shareholder of Merger Sub, Parent has authorized and directed Merger Sub to execute, deliver and perform this Agreement and has approved and adopted this Agreement. This Agreement has been duly executed and delivered by Parent and Merger Sub and, assuming due and valid authorization, execution and delivery hereof by the Company, is a valid and binding obligation of each of Parent and Merger Sub, enforceable against each of them in accordance with its terms, except that (i) such enforcement may be subject to applicable bankruptcy, insolvency, reorganization, fraudulent conveyance, moratorium or other similar laws, now or hereafter in effect, affecting creditors’ rights and remedies generally and (ii) the remedy of specific performance and injunctive and other forms of equitable relief may be subject to equitable defenses and to the discretion of the court before which any proceeding therefor may be brought.

Section 5.3.          Consents and Approvals; No Violations. The execution and delivery of this Agreement by Parent and Merger Sub do not, and the performance by Parent and Merger Sub of this Agreement and the consummation by Parent and Merger Sub of the Transactions will not, (i) violate any provision of the articles of incorporation or certificate of incorporation, as the case may be, or bylaws (or equivalent organizational documents) of Parent or Merger Sub, (ii) result in a violation or breach of, or constitute (with or without due notice or lapse of time or both) a default or give rise to a right of, or result in, termination, amendment, cancellation or acceleration of any obligation or to loss of a material benefit under, or result in the creation of any Lien upon any of the properties or assets of Parent or any of its Subsidiaries under, any Contract to which Parent or any of its Subsidiaries is a party or by which any of them or any of their respective properties or assets is bound, (iii) violate any Law applicable to Parent, any of its Subsidiaries or any of their properties or assets or (iv) other than in connection with or compliance with applicable requirements of (A) the DGCL, (B) the HSR Act and other Antitrust Laws, (C) any applicable Securities Exchange Rules and (D) the Exchange Act, require Parent or Merger Sub to make any filing or registration with or notification to, or require Parent or Merger Sub to obtain any authorization, consent or approval of, any Governmental Entity; except, in the case of clauses (ii), (iii) and (iv), for such violations, breaches or defaults that, or filings, registrations, notifications, authorizations, consents or approvals the failure of which to make or obtain, would not, individually or in the aggregate, reasonably be expected to have a Parent Material Adverse Effect.

Section 5.4.          Disclosure Documents. The information with respect to Parent and any of its Subsidiaries that Parent or Merger Sub furnishes, or causes to be furnished, to the Company in writing specifically for use in the Proxy Statement shall not at the time such Proxy Statement or any amendment or supplement thereto is first mailed to stockholders of the Company or at the Special Meeting contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements made therein, in the light of the circumstances under which they were made, not misleading.

Section 5.5.          Merger Sub’s Operations. Merger Sub was formed solely for the purpose of engaging in the Transactions and has not owned any assets, engaged in any business activities or conducted any operations other than in connection with the Transactions.

Section 5.6.          Financial Capability. Parent has the financial capacity to perform its obligations under this Agreement and to cause Merger Sub to perform its obligations under this Agreement. Parent has, and will cause Merger Sub to have, prior to the Effective Time, sufficient funds to pay the aggregate Merger Consideration, the aggregate Option Consideration and the aggregate Incentive Bonuses contemplated by this Agreement and to perform the other obligations of Parent and Merger Sub contemplated by this Agreement (including, without limitation, the obligations in Section 6.15).

Section 5.7.          Share Ownership; No Interested Stockholder. None of Parent, Merger Sub or any of their “affiliates” or “associates” is, or has been within the last three (3) years, an “interested stockholder” of the Company as those terms are defined in section 203 of the DGCL.

Section 5.8.          No Other Representations or Warranties; Nonreliance. Each of Parent and Merger Sub has conducted its own independent review and analysis of the businesses, assets, condition, operations and prospects of the Company and its Subsidiaries. In entering into this Agreement, each of Parent and Merger Sub has relied solely upon its own investigation and analysis (and the representations and warranties set forth herein), and each of Parent and Merger Sub acknowledges that, except for the representations and warranties of the Company expressly set forth in Article IV, none of the Company, the Company Subsidiaries, or any of their respective directors or Representatives makes any representation or warranty, either express or implied, as to the Company or its Subsidiaries or as to the accuracy or completeness of any of the information provided or made available to Parent, Merger Sub or any of their respective Representatives. Without limiting the generality of the foregoing, none of the Company or its Subsidiaries nor any of their respective directors or Representatives or any other Person has made a representation or warranty to Parent or Merger Sub not specifically set forth herein with respect to (i) any projections, estimates, forecasts or budgets for the Company or its Subsidiaries or (ii) any material, documents or information relating to the Company or its Subsidiaries made available to Parent, Merger Sub or their respective Representatives in any “data room,” confidential memorandum, other offering materials or otherwise, except as expressly and specifically covered by a representation or warranty set forth in Article IV. Neither Parent nor Merger Sub has been induced by, or relied upon, any representations, warranties or statements (written or oral), whether express or implied, made by any Person, that are not expressly set forth in Article IV of this Agreement or in any certificates to be delivered pursuant to the terms set forth herein.

Section 5.9.          Brokers or Finders. No investment banker, broker, finder, financial advisor or intermediary is entitled to any investment banking, brokerage, finder’s or similar fee or commission in connection with this Agreement or the Transactions based upon arrangements made by or on behalf of Parent or Merger Sub for which the Company or any Company Subsidiary may be held liable prior to the Closing.

Section 5.10         Litigation. There is no Legal Proceeding pending against or, to the Knowledge of Parent, threatened against or affecting, Parent or any of its Subsidiaries or any of their respective assets or any executive officer, director or employee of Parent or any of its Subsidiaries in such capacity that would, individually or in the aggregate, reasonably be expected to have a Parent Material Adverse Effect. There is no Order outstanding against Parent or any of its Subsidiaries that would, individually or in the aggregate, reasonably be expected to have a Parent Material Adverse Effect.

ARTICLE VI.
COVENANTS

Section 6.1.          Interim Operations of the Company. During the period from the date hereof to the Effective Time or the date, if any, on which this Agreement is earlier terminated pursuant to Section 8.1 (except (i) as may otherwise be required in connection with applicable Law, (ii) with the prior written consent of Parent, which consent shall not be unreasonably withheld, delayed or conditioned, (iii) as required by this Agreement, or (iv) as set forth in Section 6.1 of the Company Disclosure Schedule), the Company shall and shall cause the Company Subsidiaries to conduct the Business only in the ordinary course of business, and, to the extent consistent therewith, the Company and the Company Subsidiaries shall use commercially reasonable efforts to preserve intact their current business organization and maintain their relationships with customers, resellers, distributors, franchisees (and other similar channel partners), suppliers, employees, licensors, licensees of the Business and others having Business dealings with them. Without limiting the generality of the foregoing (except (i) as may otherwise be required in connection with applicable Law, (ii) with the prior written consent of Parent, which consent shall not be unreasonably withheld, delayed or conditioned (but which may be withheld for any reason with respect to clauses (a)-(f) below), (iii) as required by this Agreement or (iv) as set forth in Section 6.1 of the Company Disclosure Schedule), during the period from the date hereof to the Effective Time or the date, if any, on which this Agreement is earlier terminated pursuant to Section 8.1, the Company agrees that it shall not, nor shall it permit any Company Subsidiary to:

(a)           amend its certificate of incorporation or bylaws (or equivalent organizational documents of any Company Subsidiary);

(b)           except for Company Common Stock to be issued upon the exercise or settlement of Company Options outstanding as of the date hereof in accordance with their terms, issue, deliver, sell, dispose of, pledge or otherwise encumber, or authorize or propose the issuance, sale, disposition or pledge or other encumbrance of, (i) any shares of capital stock of any class or any other equity interest of the Company or any of its Subsidiaries, or any securities or rights convertible into, exchangeable or exercisable for, or evidencing the right to subscribe for any shares of capital stock or any other equity interest of the Company or any Company Subsidiary, or any rights, warrants, options, calls, commitments or any other agreements of any character to purchase or acquire any shares of capital stock or any other equity interest of the Company or any Company Subsidiary or any securities or rights convertible into, exchangeable or exercisable for, or evidencing the right to subscribe for, any shares of capital stock or any other equity interest of the Company or any Company Subsidiary or (ii) any other securities of the Company or any of its Subsidiaries in respect of, in lieu of, or in substitution for, Company Common Stock outstanding on the date hereof;

(c)           redeem, purchase or otherwise acquire, or propose to redeem, purchase or otherwise acquire, any outstanding Company Common Stock, except for the acquisition of shares of Company Common Stock (and corresponding rights to purchase Company Common Stock) (i) from holders of Company Options in full or partial payment of the exercise price payable by such holder upon exercise of Company Options to the extent required or permitted under the terms of such Company Options or to satisfy related Tax obligations upon exercise or settlement of Company Options, or (ii) as required by the terms of any Benefit Plan;

(d)           (i) split, combine, subdivide or reclassify any shares of its capital stock or declare, set aside for payment or pay or agree to pay any dividend or other distribution in respect of any shares of its capital stock or otherwise make any payments to stockholders in their capacity as such or (ii) enter into any agreement with respect to the voting or registration of its capital stock;

(e)           merge or consolidate the Company or any Company Subsidiary or adopt a plan of complete or partial liquidation, dissolution, merger, consolidation, restructuring, business combination, recapitalization or other reorganization of the Company or any Company Subsidiary, other than the Transactions, or restructure or reorganize any Business division, operating unit or Subsidiary;

(f)           other than as permitted under Section 6.1(o), acquire (including by merger, consolidation, or acquisition of stock or assets), sell, lease, license or otherwise dispose of, or pledge or encumber any assets, or create, extend, grant or issue any Lien over any of the properties or assets of the Business, other than in the ordinary course of business in connection with the sale of any of the Company’s services to customers;

(g)          incur any Indebtedness in addition to that maintained as of the date hereof or guarantee any such Indebtedness or make any loans, advances or capital contributions to, or investments in, any other Person, other than (i) loans, advances or capital contributions by the Company or any wholly owned Company Subsidiary to the Company or any wholly owned Company Subsidiary, (ii) borrowings under the Company’s existing credit facilities in the ordinary course of business and (iii) trade account payables and similar liabilities arising in the ordinary course of business except for 60 Day Payables exceeding $200,000 in excess of the aggregate amount of 60 Day Payables listed on Schedule 4.5(g) of the Company Disclosure Schedule as of the date of this Agreement;

(h)          (i) grant any increases in the compensation of any of its directors, executive officers or employees, (ii) enter into or amend any employment or severance agreements with any directors, executive officers or employees, (iii) hire or terminate any employee or executive officer, other than (x) terminations with good cause or (y) hiring to replace an employee listed on Section 4.17 of the Company Disclosure Schedule at substantially the same compensation level, (iv) establish or amend any bonus, commission or incentive plan or  performance targets under any existing bonus, commission or incentive plan, or (v) retain any consultant or enter into a consulting agreement;

(i)           enter into, terminate or amend any Benefit Plan, except (i) as may be contemplated by this Agreement, or (ii) to the extent required to comply with applicable Law;

(j)           change any of the accounting policies, practices, principles, procedures or methods used by the Company or any Company Subsidiary unless required by GAAP or applicable Law;

(k)           (i) waive, release, or assign any material claims or compromise, settle or agree to settle any Legal Proceeding (including any Legal Proceeding relating to this Agreement or the transactions contemplated hereby) other than waivers, releases, compromises, settlements or agreements in the ordinary course of business consistent with past practice that involve only the payment of monetary damages not in excess of $75,000 individually or $150,000 in the aggregate and provide the Company and Company Parties with a full release of Liability, in any case without the imposition of equitable relief on, or the admission of wrongdoing by, the Company or any Company Subsidiary, or (ii) initiate any Legal Proceeding;

(l)           make, change or revoke any Tax election (which shall include any election under Treasury Regulation section 301.7701-3), (ii) consent to any extension or waiver of the statute of limitations period applicable to any Tax claim or assessment, (iii) change any annual Tax accounting period, (iv) change (or make a request to any Taxing Authority to change) any method of Tax accounting or enter into any Tax allocation agreement, Tax sharing agreement or Tax indemnity agreement, (v) settle any Tax claim, audit or assessment, or (vi) knowingly surrender any right to claim a Tax refund;

(m)         with respect to any Company Intellectual Property, (i) encumber, impair, abandon, fail to maintain, transfer, license to any Person (including through an agreement with a reseller, distributor, franchisee or other similar channel partner), or otherwise dispose of any right, title or interest of the Company or any of its Subsidiaries in any Company Intellectual Property (other than in the ordinary course of business consistent with past practice) or (ii) divulge, furnish to or make accessible any material trade secrets within the Company Intellectual Property to any Person who is not subject to an enforceable written agreement to maintain the confidentiality of such trade secrets;

(n)          terminate, cancel, materially amend, renew, or request or agree to any material change in or material waiver under any Specified Contract, or allow expiration, without exercise of renewal options available to the Company or any Company Subsidiary, of any Specified Contract necessary to conduct the Business as currently conducted, or enter into any other transaction outside the ordinary course of business consistent with past practice;

(o)          make or authorize any capital expenditure in excess of the Company’s capital expenditure budget as disclosed to Parent prior to the date hereof, or fail to make any capital expenditure provided for in such capital expenditure budget required to operate the Business in the ordinary course;

(p)          (i) change the methods of collection of any customer accounts receivable or discount, transfer or assign accounts receivable, (ii) fail to pay trade obligations when due or consistent with past practice, other than obligations being contested in good faith, (iii) enter into or amend any material transaction with an Affiliate, (iv) fail to keep intact all existing insurance arrangements, or to renew expiring insurance policies at levels of coverage consistent with past practice, or to submit claims or notifications of loss prior to any deadline imposed by an applicable insurance policy, or (v) make any material revaluation of any of its assets or liabilities, including any material write-offs, material increases or decreases in any reserves or any material write-up of the value of inventory, property, plant, equipment or any other asset;

(q)           take or fail to take any action intended to make any of the Company’s representations or warranties contained in Article IV untrue or incorrect or to cause the Company not to perform one or more of the covenants required hereunder to be performed by it, in each case that would result in the closing conditions set forth in Section 7.2(a) or Section 7.2(b) not being satisfied; or

(r)           enter into or make any enforceable contract, agreement, commitment or arrangement to do any of the foregoing.

Section 6.2.          Access to Information. From the date hereof until the earlier of the Effective Time and the date of termination of this Agreement, the Company shall (and shall cause each of the Company Subsidiaries to) afford to officers, employees, counsel, investment bankers, accountants and other authorized representatives (“Representatives”) of Parent full access, in a manner not disruptive to the operations of the business of the Company and the Company Subsidiaries, during normal business hours and upon reasonable notice, to the personnel, properties, offices, facilities, books and records, customers, suppliers and Affiliates of the Company and the Company Subsidiaries and, during such period, the Company shall (and shall cause each of its Subsidiaries to) furnish promptly to such Representatives all information concerning the business, properties and personnel of the Company and its Subsidiaries in each case as may reasonably be requested including, for the avoidance of doubt, (i) internal financial statements and documentation regarding internal controls, (ii) Tax Returns, Tax elections and all other records and workpapers relating to Taxes, (iii) a schedule of any deferred intercompany gain with respect to transactions to which the Company or any of its Subsidiaries has been a party, and (iv) receipts from any Taxes paid to any foreign Taxing Authority; provided, however, that nothing herein shall require the Company or any of its Subsidiaries to disclose any information to Parent if such disclosure would, in the reasonable judgment of the Company, (i) cause significant competitive harm to the Company or its Subsidiaries if the Transactions were not consummated, (ii) violate applicable Law or request or requirement of any Governmental Entity or the provisions of any agreement to which the Company or any of its Subsidiaries is a party or (iii) jeopardize any attorney-client or other legal privilege due to the unavailability of common interest or other doctrines for preserving the privilege; provided further, however, that nothing herein shall authorize Parent or its Representatives to undertake any further environmental investigations or sampling at any of the properties owned, operated or leased by the Company or its Subsidiaries. Parent agrees that it will not, and will cause its Representatives not to, use any information obtained pursuant to this Section 6.2 for any competitive or other purpose unrelated to the consummation of the Transactions. No access granted, or information provided, pursuant to this Section 6.2 shall affect or be deemed to qualify, modify or limit any representations or warranties made by the Company in this Agreement. The Company for itself and for its Subsidiaries shall retain or cause to be retained such information relating to the Company and its Subsidiaries as is reasonably necessary for the preparation and filing of any Tax Return, claim for refund or other filings relating to Tax matters, for the preparation for any Tax audit or any Tax protest, for the prosecution or defense of any suit or other proceeding relating to Tax matters, including the retention of records, powers of attorney or other materials relating to Taxes of the Company and the Company Subsidiaries. The Confidentiality Agreement shall apply with respect to information furnished hereunder by the Company, the Company Subsidiaries and their respective Representatives.

Section 6.3.          Go-Shop Period; Acquisition Proposals.

(a)           Notwithstanding anything to the contrary contained in this Agreement, during the period beginning on the date of this Agreement and continuing until 11:59 p.m. (Eastern time) on the 29th calendar day after the date of this Agreement (the “Go-Shop Period”), the Company and the Company Subsidiaries and their respective Representatives shall have the right to: (i) initiate, solicit and encourage any inquiry or the making of any proposals or offers that constitute Acquisition Proposals, including by way of providing access to non-public information to any Person pursuant to confidentiality agreements on customary terms not materially more favorable to such Person than those contained in the Confidentiality Agreement; provided that the Company shall promptly (and in any event within 24 hours thereafter) make available to Parent and Merger Sub any material non-public information concerning the Company or its Subsidiaries that the Company provides to any Person given such access that was not previously made available to Parent or Merger Sub, and (ii) engage or enter into, continue or otherwise participate in any discussions or negotiations with any Persons or groups of Persons with respect to any Acquisition Proposals or otherwise cooperate with or assist or participate in, or facilitate any such inquiries, proposals, discussions or negotiations or any effort or attempt to make any Acquisition Proposals.

(b)           Except as expressly permitted by this Section 6.3 and except as may relate to any Person, group of Persons or group that includes any Person or group of Persons from whom the Company has received during the Go-Shop Period a written Acquisition Proposal that the Board of Directors of the Company or any committee thereof believes in good faith (after consultation with its financial advisor) could reasonably be expected to result in a Superior Proposal (any such Person or group of Persons, an “Excluded Party”), the Company and its Subsidiaries and their respective officers and directors shall (i) at 12:00 a.m. on the 30th calendar day after the date of this Agreement (the “No-Shop Period Start Date”) immediately cease any discussions or negotiations with any Persons that may be ongoing with respect to an Acquisition Proposal and (ii) from the No-Shop Period Start Date until the earlier of the Effective Time and the termination of this Agreement in accordance with Article VIII, not (A) initiate, solicit or knowingly encourage any inquiries or the making of any proposal or offer that constitutes an Acquisition Proposal, (B) engage in, continue or otherwise participate in any discussions or negotiations regarding, or provide any non-public information or data concerning the Company or its Subsidiaries to any Person relating to, any Acquisition Proposal, (C) enter into any agreement or agreement in principle with respect to any Acquisition Proposal (other than a confidentiality agreement referred to in Section 6.3(a) or Section 6.3(c)), or (D) otherwise knowingly facilitate any effort or attempt to make an Acquisition Proposal.

(c)          Notwithstanding anything in this Agreement to the contrary but subject to the last sentence of this paragraph, at any time following the No-Shop Start Date and prior to the time, but not after, the Company Requisite Vote is obtained, if the Company receives a bona fide written Acquisition Proposal from any Person that did not result from a breach of Section 6.3(b), the Company and its Representatives may contact such Person to clarify the terms and conditions thereof and, subject to compliance with this Section 6.3, (i) the Company and its Representatives may provide non-public information and data concerning the Company and its Subsidiaries in response to a request therefor by such Person if the Company receives from such Person an executed confidentiality agreement on customary terms not materially more favorable to such Person than those contained in the Confidentiality Agreement; provided that the Company shall promptly (and in any event within 24 hours thereafter) make available to Parent and Merger Sub any material non-public information concerning the Company or its Subsidiaries that the Company made available to any Person given such access which was not previously made available to Parent or Merger Sub, (ii) the Company and its Representatives may engage or participate in any discussions or negotiations with such Person and (iii) after having complied with Section 6.3(d), the Board of Directors of the Company or any committee thereof may authorize, adopt, approve, recommend, or otherwise declare advisable or propose to authorize, adopt, approve, recommend or declare advisable (publicly or otherwise) such an Acquisition Proposal, if and only to the extent that, (w) prior to taking any action described in clause (i) or (ii) above, the Board of Directors of the Company or any committee thereof determines in good faith (after consultation with its outside legal counsel) that failure to take such action could be inconsistent with the directors' fiduciary duties under applicable Law; (x) in each such case referred to in clause (i) or (ii) above, the Board of Directors of the Company or any committee thereof has determined in good faith (after consultation with its financial advisor) that such Acquisition Proposal either constitutes a Superior Proposal or could reasonably be expected to result in a Superior Proposal; (y) the Company has notified Parent in writing of its intention to engage in such discussions or negotiations or to provide such confidential information not less than 24 hours prior to so doing and (z) in the case referred to in clause (iii) above, in accordance with Section 6.3(d), the Board of Directors of the Company or any committee thereof determines in good faith (after consultation with its outside legal counsel and financial advisor) that such Acquisition Proposal is a Superior Proposal and the Agreement has been terminated in compliance with Section 8.1(c)(ii). For the avoidance of doubt, notwithstanding the occurrence of the No-Shop Period Start Date, and in accordance with Section 6.3(d) and Section 6.3(f) as applicable, the Company may continue to engage in the activities described in Section 6.3(a) with respect to any Excluded Parties, including with respect to any amended proposal submitted by any Excluded Parties following the No-Shop Period Start Date, and the restrictions in Section 6.3(b) shall not apply with respect thereto.

(d)          Except as set forth in this Section 6.3(d), Section 6.3(e) or Section 8.1(c)(ii), the Board of Directors of the Company and each committee thereof shall not:

(i)           withhold, withdraw, qualify or modify (or publicly propose or resolve to withhold, withdraw, qualify or modify), in a manner adverse to Parent, the Company Recommendation with respect to the Merger or approve or recommend, or propose publicly to approve or recommend, or resolve to approve or recommend, any Acquisition Proposal (it being understood that the Board of Directors may take no position with respect to an Acquisition Proposal until the close of business as of the tenth (10th) Business Day after the commencement of such Acquisition Proposal pursuant to Rule 14d-2 under the Exchange Act without such action being considered an adverse modification), postpone or terminate Merger Solicitation Efforts, or postpone or adjourn the Merger Special Meeting; or

(ii)          except as expressly contemplated by Section 8.1(c)(ii), and after payment of the amounts required due to action thereunder, cause or permit the Company to enter into any letter of intent, acquisition agreement, merger agreement or similar definitive agreement (other than a confidentiality agreement referred to in Section 6.3(a) or Section 6.3(c)) (an “Alternative Acquisition Agreement”) relating to any Acquisition Proposal.

Notwithstanding anything to the contrary set forth in this Agreement, prior to the time, but not after, the Company Requisite Vote is obtained, the Board of Directors of the Company and any committee thereof may withhold, withdraw, qualify or modify, in a manner adverse to Parent, the Company Recommendation or approve, recommend or otherwise declare advisable any Acquisition Proposal that the Board of Directors of the Company or any committee thereof believes in good faith is a Superior Proposal (including any Excluded Party Superior Proposal) made after the date hereof, if the Board of Directors of the Company or any committee thereof determines in good faith, after consultation with outside counsel, that failure to do so could be inconsistent with its fiduciary obligations under applicable Law (in either case, a “Change of Recommendation”) and may also take action pursuant to Section 8.1(c)(ii); provided, however, that the Company shall not effect a Change of Recommendation in connection with a Superior Proposal or take any action pursuant to Section 8.1(c)(ii) with respect to a Superior Proposal unless: (x) the Company notifies Parent in writing, at least five days in advance, that it intends to effect a Change of Recommendation in connection with a Superior Proposal or to take action pursuant to Section 8.1(c)(ii) with respect to a Superior Proposal, which notice shall specify the identity of the party who made such Superior Proposal and all of the material terms and conditions of such Superior Proposal and attach the most current version of such agreement; (y) after providing such notice and prior to making such Change of Recommendation in connection with a Superior Proposal or taking any action pursuant to Section 8.1(c)(ii) with respect to a Superior Proposal, the Company shall negotiate in good faith with Parent during such five day period (to the extent that Parent desires to negotiate) to make such revisions to the terms of this Agreement as would permit the Board of Directors of the Company not to effect a Change of a Recommendation in connection with a Superior Proposal or to take such action pursuant to Section 8.1(c)(ii) in response to a Superior Proposal; and (z) the Board of Directors of the Company shall have considered in good faith any changes to this Agreement offered in writing by Parent in a manner that would form a binding contract if accepted by the Company and shall have determined in good faith that the Superior Proposal would continue to constitute a Superior Proposal if such changes offered in writing by Parent were to be given effect, taking into account the Termination Fee and Parent Expense Reimbursement that would be due to Parent; provided that, for the avoidance of doubt, the Company shall not effect a Change of Recommendation in connection with a Superior Proposal or take any action pursuant to Section 8.1(c)(ii) with respect to a Superior Proposal prior to the time that is five days after it has provided the written notice required by clause (x) above; provided further that in the event that the Acquisition Proposal is thereafter modified by the party making such Acquisition Proposal, the Company shall provide written notice of such modified Acquisition Proposal and shall again comply with this Section 6.3(d), except that the deadline for such new written notice shall be reduced to two Business Days (rather than the five days otherwise contemplated by this Section 6.3(d)) and the time the Company shall be permitted to effect a Change of Recommendation in connection with a Superior Proposal or to take action pursuant to Section 8.1(c)(ii) with respect to a Superior Proposal shall be reduced to the time that is two Business Days after it has provided such written notice (rather than the time that is five days otherwise contemplated by this Section 6.3(d)).

(e)          Nothing contained in this Section 6.3 shall be deemed to prohibit the Company or the Board of Directors of the Company or any committee thereof from (i) complying with its disclosure obligations under U.S. federal or state Law with regard to an Acquisition Proposal, including taking and disclosing to its stockholders a position contemplated by Rule 14d-9 and Rule 14e-2(a) promulgated under the Exchange Act (or any similar communication to stockholders), or (ii) making any “stop-look-and-listen” communication to the stockholders of the Company pursuant to Rule 14d-9(f) promulgated under the Exchange Act (or any similar communications to the stockholders of the Company).

(f)           Within three (3) Business Days following the No-Shop Period Start Date, the Company shall notify Parent of the number of Excluded Parties and provide Parent with a written summary of the material terms and conditions of any Acquisition Proposal received from any Excluded Party (which material terms and conditions shall include the identity of the Person or group of Persons making the Acquisition Proposal). From and after the No-Shop Period Start Date, the Company agrees that it will promptly (and, in any event, within 48 hours) notify Parent if (i) any proposals or offers with respect to an Acquisition Proposal are received by it or any of its Representatives indicating, in connection with such notice, the identity of the Person making the proposal or offer and the material terms and conditions of any proposals or offers (including, if applicable, copies of any proposals or offers constituting Acquisition Proposals, including proposed agreements) and (ii) any non-public information is requested from, or any discussions or negotiations are sought to be initiated with, it or any of its Representatives indicating, in connection with such notice, the identity of the Person seeking such information or discussions or negotiations, and in each case, thereafter shall keep Parent reasonably informed of the status of any such discussions or negotiations. In the event that any such party modifies its Acquisition Proposal in any material respect, the Company shall notify Parent within 48 hours after receipt of such modified Acquisition Proposal of the fact that such Acquisition Proposal has been modified and the terms of such modification (including, if applicable, copies of any written documentation reflecting such modification). The Company agrees that it and its Subsidiaries will not enter any confidentiality agreement subsequent to the date hereof which prohibits the Company from providing to Parent such material terms and conditions and other information.

Section 6.4.          Employee Benefits.

(a)           As of the Effective Time, and for a period of at least twelve (12) months thereafter, Parent shall or shall cause the Surviving Company to provide or cause its Subsidiaries (including the Surviving Company) to provide each employee of the Company or its Subsidiaries as of the Effective Time (each, an “Employee” and collectively, the “Employees”) for so long as such Employees remain employed during such period by Parent, the Surviving Company or any of their respective Subsidiaries, with cash compensation (including bonus and commission opportunities, but excluding equity incentives) no less favorable than currently provided by the Company or the applicable Company Subsidiary as shown on Section 4.17 of the Company Disclosure Schedule and benefits (excluding equity based benefits) which, are no less favorable than those described on Section 6.4(a) of the Parent Disclosure Schedule.

(b)           As of the Effective Time, Parent shall honor or cause to be honored and assumed (and shall not challenge the validity of), in accordance with their terms, all Benefit Plans that are employment, employment termination or severance agreements, plans or arrangements, including any change-in-control and general severance and retention plans, in each case existing immediately prior to the Effective Time, that cover or are between the Company or any of its Subsidiaries and any current or former executive officer, director or employee thereof or for the benefit of any such current or former executive officer, director or employee. Parent shall not, and shall, following the Closing, cause the Surviving Company not to, terminate any severance plans of the Company or any of its Subsidiaries or amend them in any manner adverse to the participants without the express written consent of the affected current or former executive officer, director or employee for a period of twelve (12) months following the Effective Time, it being understood that the foregoing shall not be construed to amend any restriction on amendment or termination set forth in any such plans.  Parent and the Surviving Company agree to abide by the terms of such obligations.

(c)           With respect to each benefit plan, program, practice, policy or arrangement maintained by Parent or its Subsidiaries (including the Surviving Company) following the Effective Time and in which any of the Employees participate (the “Parent Plans”), and except to the extent necessary to avoid duplication of benefits, for purposes of determining eligibility to participate in, and non-forfeitable rights under and for purposes of benefit accrual under the Parent Plans that are paid time off and severance plans, service with the Company and its Subsidiaries (or predecessor employers to the extent the Company provides past service credit) shall be treated as service with Parent and its Subsidiaries. Each applicable Parent Plan shall, to the extent permitted by the plan, waive eligibility waiting periods, evidence of insurability requirements and pre-existing condition limitations to the extent waived or not applicable under the corresponding Benefit Plan in which the applicable Employee participated immediately prior to the Effective Time.  To the extent permitted by the Parent Plan, the Employees shall be given credit under the applicable Parent Plan for amounts paid prior to the Effective Time during the plan year in which the Effective Time occurs under a corresponding Benefit Plan for purposes of applying deductibles, co-payments and out-of-pocket maximums as though such amounts had been paid in accordance with the terms and conditions of the Parent Plan.

(d)           With respect to the fiscal year 2011 annual bonus plan or program, Parent shall cause the Surviving Company and its Affiliates to pay when due to the Employees participating in such plan or program in good standing on the date of payment earned annual bonuses for fiscal year 2011 as determined in accordance with the terms of the applicable plan or program.

(e)           Notwithstanding anything herein to the contrary, the parties hereto acknowledge and agree that all provisions contained in this Section 6.4 shall not be treated as an amendment or other modification of any Benefit Plan, Parent Plan or other employee benefit plan, agreement or other arrangement and, except as provided in this Section 6.4, shall not (i) limit the right of Parent, the Surviving Company or their respective Subsidiaries to amend, terminate or otherwise modify any Benefit Plan or Parent Plan following the Effective Time, (ii) confer any rights or remedies of any kind or description upon any Employee or any other Person other than the Company and Parent and their respective successors and assigns, or (iii) limit the ability of the Parent, the Company, the Surviving Company or any of their respective Subsidiaries to terminate the employment of any Employee at any time.

Section 6.5.          Publicity. The initial press release by each of Parent and the Company with respect to the execution of this Agreement shall be mutually acceptable to Parent and the Company. Prior to the Effective Time, neither the Company nor Parent (nor any of their respective Affiliates) shall issue any other press release or make any other public announcement with respect to this Agreement or the Transactions without the prior agreement of the other party, except as may be required by applicable Law or by any applicable Securities Exchange Rule, in which case the party proposing to issue such press release or make such public announcement shall use commercially reasonable efforts to consult in good faith with the other party before making any such public announcements and endeavor to provide at least 24 hours prior notice; provided, however, that the Company shall not be required to obtain the prior agreement of or consult with Parent in connection with any such press release or public announcement if the Company Board has effected a Change of Recommendation.

Section 6.6.         Indemnification and Insurance.

(a)           Each of the parties hereto agrees that all rights to indemnification, advancement of expenses and exculpation from liabilities for acts or omissions occurring at or prior to the Effective Time in favor of each present and former director and officer of the Company or any of its Subsidiaries, and each such individual who is serving or has served at the request of the Company as a director, officer or trustee of another Person, in each case determined as of the Effective Time (each such individual, an “Indemnified Party”), as provided in the Company’s and the Company Subsidiaries’ respective certificates of incorporation or bylaws (or comparable organizational documents) or any indemnification or other agreements of the Company or any of its Subsidiaries, in each case as in effect on the date hereof, (i) shall be assumed by the Surviving Company in the Merger, without further action, at the Effective Time, (ii) shall survive the Transactions, (iii) shall continue in full force and effect in accordance with their terms and (iv) shall not be amended, repealed or otherwise modified in any manner that would adversely affect the rights thereunder of the Indemnified Parties, unless such modification is required by applicable Law.

(b)           Unless the Company shall have purchased “tail” insurance coverage prior to the Effective Time as provided below, the Surviving Company shall, and Parent shall cause the Surviving Company to, purchase “tail” insurance coverage that provides coverage identical in all material respects to the Company’s existing directors’ and officers’ insurance policies and the Company’s existing fiduciary liability policies (collectively, the “D&O Insurance” and the individuals covered under such policies immediately prior to the Effective Time, the “Insured Parties”), for a period of not less than six (6) years after the Effective Time, and so long as the premium required to cover the Insured Parties is not more than 200% per annum of the Company’s current D&O Insurance, from insurance carriers with the same or better rating as the Company’s current applicable insurance carriers, that provides coverage for events occurring at or prior to the Effective Time (including the Transactions) that is no less favorable than the existing D&O Insurance or, if substantially equivalent insurance coverage is unavailable, the best available coverage.  Notwithstanding anything in this Agreement to the contrary, the Company may, at its option prior to the Effective Time, purchase fully prepaid “tail” insurance coverage providing coverage for a period of six (6) years that provides coverage identical in all material respects to the coverage described above with respect to matters occurring at or prior to the Effective Time.

(c)          This Section 6.6 (i) is intended to benefit and be enforceable by the Indemnified Parties and their heirs and representatives, and shall be binding on all successors and assigns of Parent, Merger Sub, the Company and the Surviving Company; and (ii) is in addition to, and not in substitution for, any other rights to indemnification or contribution that any such individual may have by Contract or otherwise. Parent shall cause the Surviving Company to comply with all obligations under this Section 6.6.

(d)          In the event that Parent, the Surviving Company or any of their successors or assigns (i) consolidates with or merges into any other Person and shall not be the continuing or surviving Person of such consolidation or merger or (ii) transfers or conveys a majority of its properties and assets to any Person, then, and in each such case, proper provision shall be made so that the successors, assigns and transferees of Parent or the Surviving Company or their respective successors or assigns, as the case may be, assume the obligations set forth in this Section 6.6.

Section 6.7.         Reasonable Best Efforts.

(a)          Subject to the terms and conditions hereof, and except with regard to the Antitrust Laws which shall be governed by Section 6.7(c) and the Proxy Statement which shall be governed by Section 2.3, the Company, Parent shall, and the Company and Parent shall cause their respective Subsidiaries to, each use their reasonable best efforts to take, or cause to be taken, all actions, and do, or cause to be done, and to assist and cooperate with the other parties in doing, all things necessary, proper or advisable to consummate and make effective the Transactions as promptly as practicable, including:

(i)           obtaining from any Governmental Entity and, to the extent reasonably requested by Parent, any other third party consents, licenses, permits, waivers, approvals, authorizations or orders, making any filings and sending any notices, in each case, which are material and required to be obtained, made or sent by the Company or Parent or any of their respective Subsidiaries in connection with the authorization, execution and delivery of this Agreement and the consummation of the Transactions (including under the HSR Act or any applicable Antitrust Laws, if necessary); provided, however, that in connection therewith none of the Company or its Subsidiaries, nor Parent, Merger Sub or any of their Affiliates shall be required to make or agree to make any payment or accept any material conditions or obligations, including amendments to existing conditions and obligations;

(ii)          executing or delivering any additional instruments necessary to consummate the Transactions and to fully carry out the purposes of this Agreement; and

(iii)         preparing and filing all forms, registrations and notices required to be filed to consummate the Transactions.

(b)         The Company and Parent shall cooperate with each other in connection with making all filings, submissions, applications and requests. The Company and Parent shall each use their reasonable best efforts to furnish to each other (on an outside counsel basis if appropriate) all information required for any filing, submission, application or request to be made pursuant to applicable Law in connection with the Transactions.

Section 6.8.         Section 16 Matters. Prior to the Effective Time, the Company shall take such steps as are necessary in order to cause any dispositions of Company Common Stock (including derivative securities with respect to Company Common Stock) resulting from the Transactions by each individual who is subject to the reporting requirements of section 16(a) of the Exchange Act with respect to the Company, to be exempt under Rule 16b-3 promulgated under the Exchange Act.

Section 6.9.         Obligations of Merger Sub. Parent shall take all corporate action necessary as the sole shareholder for Merger Sub to enable the parties hereto to consummate the Transactions on the terms and conditions set forth in this Agreement.

Section 6.10.       Takeover Statutes. The Company and the Company Board shall (i) take all action necessary to ensure that no state takeover statute or similar statute or regulation is or becomes applicable to any of the Transactions or this Agreement and (ii) if any state takeover statute or similar statute or regulation becomes applicable to the Transactions or this Agreement, take all action necessary to ensure that the Merger and the other Transactions may be consummated as promptly as practicable on the terms contemplated by this Agreement and otherwise to minimize the effect of such statute or regulation on the Merger and the other Transactions.

Section 6.11.       Notification of Certain Matters. Subject to applicable Law, (a) the Company shall give prompt notice to Parent of, to the Knowledge of the Company and (b) Parent shall give prompt notice to the Company of, to the Knowledge of Parent (i) the occurrence or non-occurrence of any event whose occurrence or non-occurrence would be reasonably likely to cause either (A) any representation or warranty contained in this Agreement to be untrue or inaccurate in any material respect at any time from the date hereof to the Effective Time or (B) any condition to the Merger to be unsatisfied at the Effective Time and (ii) any material failure of the Company or Parent, as the case may be, or any officer, director, employee, agent or Representative of the Company or Parent as applicable, to comply with or satisfy any covenant or agreement to be complied with or satisfied by it under this Agreement; provided, however, that the delivery of any notice pursuant to this Section 6.11 shall not limit or otherwise affect the remedies available under this Agreement to the party giving or receiving such notice.  The Company shall promptly notify Parent if the Company or any Company Subsidiary suffers any material damage, destruction or loss, whether or not covered by insurance.

Section 6.12.       Stockholder Litigation. The Company shall promptly advise Parent orally and in writing of any stockholder litigation against the Company and/or its directors relating to this Agreement, the Merger and/or the Transactions and shall keep Parent fully informed regarding any such stockholder litigation. The Company shall give Parent the opportunity to consult with the Company regarding the defense or settlement of any such stockholder litigation, shall give due consideration to Parent’s advice with respect to such stockholder litigation and shall not settle any such litigation prior to such consultation and consideration; provided, however, that the Company shall not, without Parent’s prior written consent (which consent may not be unreasonably withheld, conditioned or delayed in the case of monetary damages or in the case of any material remedy or restriction upon the Company or any Company Subsidiary that applies only to, and only has effects on, the Company or such Company Subsidiary, as applicable, prior to the Closing), settle any stockholder litigation that (a) involves or has the effect of imposing any material remedy or restriction upon the Company or any Company Subsidiary other than monetary damages, (b) requires the Company, any Company Subsidiary, the Surviving Company, Parent or any of Parent’s Affiliates to pay any monetary damages, (c) does not include a full release of Parent and its Affiliates or (d) imposes any remedy or restriction, or an injunction or other equitable relief upon Parent or any of its Affiliates (including, after the Effective Time, the Surviving Company). Notwithstanding the foregoing in this Section 6.12, the Company shall not be required to provide access to, or to disclose, information regarding any stockholder litigation to the extent such access or disclosure would reasonably be expected to jeopardize the Company’s attorney-client privilege.

Section 6.13.       No Control of Other Party’s Business. Nothing contained in this Agreement shall give Parent, directly or indirectly, the right to control or direct the Company’s or its Subsidiaries’ operations prior to the Closing Date, and nothing contained in this Agreement shall give the Company, directly or indirectly, the right to control or direct Parent’s or its Subsidiaries’ operations prior to the Closing Date. Prior to the Closing Date, each of the Company and Parent shall exercise, consistent with the terms and conditions of this Agreement, complete control and supervision over its and its respective Subsidiaries’ operations.

Section 6.14.        Existing Indebtedness. Simultaneously with the Closing, Parent shall, if the consent of the Company’s lenders is obtained by Parent, extend or refinance, or, if such consent is not obtained, or if such consent is obtained but Parent shall nevertheless elect, Parent shall repay, or cause to be repaid, on behalf of the Company and its Subsidiaries, any outstanding Indebtedness of the Company and its Subsidiaries listed in Section 6.14 of the Company Disclosure Schedule.  Repayment, if required or elected, shall be made by wire transfer of immediately available funds pursuant to payoff letters provided to Parent by the Company at least two (2) Business Days prior to the Closing Date, which further provide for the release of all liens on the assets of the Company held by the applicable lenders. As of the Closing, if the existing Indebtedness is not refinanced, with respect to each of the letters of credit of the Company and its Subsidiaries issued pursuant to agreements governing Indebtedness of the Company and its Subsidiaries, Parent shall (i) cause such letter of credit to be returned to the issuers thereof and provide to the beneficiary of such letter of credit a letter of credit on terms satisfactory to the beneficiary of such letters of credit or (ii) otherwise satisfy the issuers and beneficiaries of such letters of credit as to the disposition or retention of such letters of credit under the applicable credit facilities (e.g., cash collateralizing such obligations).  After the date hereof, at the request of Parent, and subject to Parent’s obligations under the Confidentiality Agreement, the Company shall use reasonable efforts to provide information and documents as Parent’s proposed lenders may reasonably require.  The Company shall in furtherance thereof use reasonable efforts to make its personnel available at reasonable times and following reasonable advance notice, for management presentations, and allow customary background checks, if requested by Parent.  Nothing in this Section 6.14 is intended to modify the conditions to Closing set forth in Sections 7.1 and 7.2.

Section 6.15.        Fee Payments at Closing. Simultaneously with the Closing, Parent shall pay, or cause to be paid, on behalf of the Company and its Subsidiaries, by wire transfer of immediately available funds, the unpaid fees and expenses of each of EVE Partners LLC, AlixPartners, LLP, the Company’s legal counsel and such parties identified (or persons providing the services/goods specified) on Section 6.15 of the Company Disclosure Schedule as of the Closing Date that have been confirmed and approved in writing by the Company’s chief executive officer, including any fees payable in connection with the consummation of the Transactions, subject to receipt of invoices indicating that the amounts will have been paid in full.

Section 6.16.        Supplementation of Schedules. On the Closing Date, the parties shall supplement or amend the Company Disclosure Schedules and the Purchaser Disclosure Schedules (the “Disclosure Schedules”) being delivered concurrently with the execution of this Agreement with respect to any matter hereafter arising or discovered which, if existing or known at the date of this Agreement, would have been required to be set forth or described in the Disclosure Schedules.  Notwithstanding any such amendment or supplementation, for purposes of Sections 7.2(a) and 7.3(a), the representations and warranties of the parties shall be made with reference to the Disclosure Schedules as they exist at the time of execution of this Agreement, subject to changes expressly contemplated by this Agreement.

ARTICLE VII.
CONDITIONS

Section 7.1.         Conditions to Each Party’s Obligation to Effect the Merger. The obligations of the Company, on the one hand, and Parent and Merger Sub, on the other hand, to consummate the Merger are subject to the satisfaction (or waiver by the Company and Parent, if permissible under Law) at or prior to the Closing of the following conditions:

(a)          the Company Stockholder Approval shall have been obtained;

(b)          no Governmental Entity of competent jurisdiction shall have enacted or issued any Law or Order or taken any other action enjoining or otherwise prohibiting consummation of the Transactions; and

(c)          the waiting period (and any extensions thereof) applicable to the consummation of the Transactions under the HSR Act, if any, shall have expired or otherwise been terminated.

Section 7.2.         Conditions to Obligations of Parent and Merger Sub. The obligations of Parent and Merger Sub to consummate the Merger are further subject to the satisfaction (or waiver by Parent, if permissible under Law) at or prior to the Closing of the following conditions:

(a)           (i) the representations and warranties of the Company contained in each of Section 4.2(a) and (b) (Capitalization) (except for any de minimis inaccuracies therein), Section 4.3 (Authorization; Validity of the Agreement; Company Action), Section 4.4 (Consents and Approvals; No Violations), Section 4.19 (Brokers and Finders), Section 4.20 (Vote Required), Section 4.21 (Company Board Recommendation), and Section 4.23 (State Takeover Statutes) shall be true and accurate in all respects both when made and as of the Closing Date as though made on and as of the Closing Date (except to the extent expressly made as of an earlier date, in which case as of such date), and (ii) all other representations and warranties of the Company set forth in Article IV shall be true and accurate in all respects (without giving effect to any materiality or material adverse effect qualifications contained therein) both when made and as of the Closing Date as though made on and as of the Closing Date (except to the extent expressly made as of an earlier date, in which case as of such date), except where the failure of such other representations and warranties to be so true and accurate would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect;

(b)           the Company shall have, in all material respects, performed or complied with all agreements or covenants required to be performed or complied with by it under this Agreement at or prior to the Effective Time;

(c)           since the date of this Agreement, no Company Material Adverse Effect shall have occurred;

(d)           the Company shall have delivered to Parent a certificate, dated the Closing Date, signed by an officer of the Company certifying to the effect that the conditions set forth in Sections 7.2(a), (b) and (c) have been satisfied; and

(e)           Except as disclosed on Schedule 4.10, there shall not be pending or, to the Knowledge of the Company, threatened any Legal Proceeding that could reasonably be expected to have a Company Material Adverse Effect, not otherwise covered by insurance, following the Closing.

Section 7.3.         Conditions to Obligation of the Company. The obligation of the Company to consummate the Merger is further subject to the satisfaction (or waiver by the Company, if permissible under Law) at or prior to the Closing of the following conditions:

(a)          the representations and warranties of Parent set forth in Article V shall be true and accurate in all respects (without giving effect to any materiality or material adverse effect qualifications contained therein) both when made and as of the Closing Date as though made on and as of the Closing Date (except to the extent expressly made as of an earlier date, in which case as of such date), except where the failure of such representations and warranties to be so true and accurate would not, individually or in the aggregate, reasonably be expected to have a Parent Material Adverse Effect;

(b)         Parent shall have, in all material respects, performed or complied with all agreements or covenants required to be performed or complied with by it under this Agreement at or prior to the Effective Time; and

(c)          Parent shall have delivered to the Company a certificate, dated the Closing Date, signed by an officer of Parent certifying to the effect that the conditions set forth in Sections 7.3(a) and (b) have been satisfied.

Section 7.4.         Frustration of Closing Conditions. Neither Parent nor Merger Sub may rely on the failure of any condition set forth in Section 7.2 to be satisfied if such failure was caused by such party’s failure to act in good faith or use its reasonable best efforts to consummate the Transactions, as required by and subject to Section 6.7. The Company may not rely on the failure of any condition set forth in Section 7.3 to be satisfied if such failure was caused by such party’s failure to act in good faith or use its reasonable best efforts to consummate the Transactions, as required by and subject to Section 6.7.

ARTICLE VIII.
TERMINATION

Section 8.1.         Termination. Anything herein or elsewhere to the contrary notwithstanding, this Agreement may be terminated and the Merger contemplated herein may be abandoned at any time prior to the Effective Time, whether before or after receipt of the Company Stockholder Approval:

(a)         by the mutual consent of the Company and Parent; or

(b)         by either the Company or Parent:

(i)           if the Merger shall not have been consummated on or before 5:00 p.m. Eastern Time on December 31, 2011 (such date, the “End Date”); provided, however, that the right to terminate this Agreement under this Section 8.1(b)(i) shall not be available to any party whose breach of this Agreement has been the cause of, or resulted in, the failure of the Merger to occur on or prior to such date; or

(ii)          if any Governmental Entity of competent jurisdiction shall have enacted or issued any final and non-appealable Law or Order or taken any other final and non-appealable action enjoining or otherwise prohibiting consummation of the Transactions, provided that the party seeking to terminate this Agreement pursuant to this Section 8.1(b)(ii) shall have complied with its obligations under Section 6.7; or

(iii)         if the Company Stockholder Approval shall not have been obtained at the Special Meeting duly convened therefor or at any adjournment or postponement thereof; or

(c)         by the Company:

(i)           upon a breach of any covenant or agreement on the part of Parent, or any failure of any representation or warranty of Parent to be true and accurate, in any case such that a condition set forth in Section 7.3(a) or Section 7.3(b) would not be satisfied and such breach or failure is incapable of being cured, or if capable of being cured, shall not have been cured within thirty (30) days following receipt by Parent of written notice of such breach or failure (or, if earlier, the End Date); provided, however, that the right to terminate this Agreement under this Section 8.1(c)(i) shall not be available to the Company if it is then in breach of any representation or warranty that would result in the closing condition set forth in Section 7.2(a) not being satisfied or any covenant or agreement that would result in the closing condition set forth in Section 7.2(b) not being satisfied; or

(ii)          prior to the receipt of the Company Stockholder Approval, in order to concurrently enter into a definitive Alternative Acquisition Agreement with respect to a Superior Proposal, provided that the Company shall have complied with all applicable provisions of Section 6.3 and shall have paid the amounts due to Parent under Section 8.2; or

(iii)         after no less than ten (10) Business Days written notice to Parent, during which time Parent may cure any alleged default, if (A) the Applicable Conditions are satisfied and (B) the Company has irrevocably confirmed that all conditions set forth in Section 7.3 have been satisfied or that it is willing to waive all conditions in Section 7.3 and, notwithstanding that clauses (A) and (B) are true, the Merger shall not have been consummated on the date provided for the occurrence of the Closing pursuant to Section 2.2; or

(d)         by Parent:

(i)           upon a breach of any covenant or agreement on the part of the Company, or any failure of any representation or warranty of the Company to be true and accurate, in any case such that a condition set forth in Section 7.2(a) or Section 7.2(b) would not be satisfied and such breach or failure is incapable of being cured, or if capable of being cured, shall not have been cured within thirty (30) days following receipt by the Company of written notice of such breach or failure (or, if earlier, the End Date); provided, however, that the right to terminate this Agreement under this Section 8.1(d)(i) shall not be available to Parent if it is then in breach of any representation or warranty that would result in the closing condition set forth in Section 7.3(a) not being satisfied or any covenant or agreement that would result in the closing condition set forth in Section 7.3(b) not being satisfied; or

(ii)          if the Company Board or any committee thereof shall have made a Change of Recommendation, if the Company has materially breached any of the provisions of Section 2.3(a), or if the Company shall have entered into, or publicly announced its intention to enter into, a definitive agreement or an agreement in principle with respect to an Acquisition Proposal; or

(iii)         if the Company shall have materially breached its obligations under Section 6.3.

Section 8.2.          Effect of Termination.

(a)          In the event of the termination of this Agreement in accordance with Section 8.1, written notice thereof shall forthwith be given to the other party or parties hereto specifying the provision hereof pursuant to which such termination is made and a reasonably detailed description of the basis therefor. Upon termination of this Agreement in accordance with Section 8.1, this Agreement shall forthwith become null and void, and there shall be no liability on the part of Parent, Merger Sub or the Company or their respective Affiliates, directors, executive officers, employees, stockholders, Representatives, agents or advisors other than, with respect to Parent, Merger Sub and the Company, this Section 8.2, Article IX and the last sentence of Section 6.2.

(b)          If:

(i)           this Agreement is terminated by the Company pursuant to Section 8.1(c)(ii);

(ii)          this Agreement is terminated by Parent pursuant to Section 8.1(d)(ii);

(iii)         this Agreement is terminated by either Parent or the Company pursuant to the provisions of Section 8.1(b)(i) or Section 8.1(b)(iii), or by Parent pursuant to Section 8.1(d)(i) and (A) after the date of this Agreement and prior to such termination any Person shall have been made for the first time and not withdrawn prior to the Special Meeting or the termination, as applicable, an Acquisition Proposal, or the Company shall have made a public announcement of an Acquisition Proposal, and (B) at any time on or prior to the twelve (12) month anniversary of such termination, the Company or any of its Subsidiaries enters into a definitive agreement with respect to an Acquisition Proposal with such Person and the transactions contemplated by such Acquisition Proposal are consummated;

then the Company shall pay to Parent (i) a termination fee of $194,000, in cash (the “Termination Fee”), (A) in the case of Section 8.2(b)(i), prior to such termination, (B) in the case of Section 8.2(b)(ii), within two (2) Business Days after such termination; (C) in the case of Section 8.2(b)(iii), upon the earlier of the time that (1) the Company or any of its Subsidiaries enters into a definitive agreement with respect to the Acquisition Proposal and (2) the consummation of the transactions contemplated by the Acquisition Proposal, and (ii) the Parent Expense Reimbursement, in cash (it being understood that in no event shall the Company be required to pay the Termination Fee and Parent Expense Reimbursement on more than one occasion). All payments contemplated by this Section 8.2(b) shall be made by wire transfer of immediately available funds to an account designated by Parent.

(c)          If the Company terminates this Agreement pursuant to (i) Section 8.1(c)(i) or (ii) Section 8.1(c)(iii), then Parent shall pay to the Company a termination fee of $194,000, in cash (the “Parent Termination Fee”). The Parent Termination Fee shall be made by wire transfer of immediately available funds within two (2) Business Days after the termination of this Agreement to an account designated by the Company (it being understood that in no event shall Parent be required to pay the Parent Termination Fee on more than one occasion).

(d)         If Parent or the Company terminates this Agreement pursuant to any of the clauses of Section 8.1(b), or if Parent terminates this Agreement pursuant to Section 8.1(d)(i), and no Person shall have been made for the first time and not withdrawn prior to the Special Meeting an Acquisition Proposal, nor shall the Company or a third party have made a public announcement of an Acquisition Proposal, then the Company shall pay the Parent Expense Reimbursement, by wire transfer of immediately available funds to an account designated by Parent.

(e)          The parties hereto agree that the agreements contained in Section 8.2 are an integral part of the Transactions, and that without these agreements, no party would enter into this Agreement; accordingly, if a party fails to pay in a timely manner any amount due pursuant to Section 8.2 and, in order to obtain such payment, the party entitled to such payment commences a claim, action, suit or other proceeding that results in a judgment against the breaching party, the breaching party shall pay to the other party interest on such amount from and including the date payment of such amount was due to but excluding the date of actual payment at the prime rate set forth in the Wall Street Journal in effect on the date such payment was required to be made plus four percent (4%), together with reasonable legal fees and expenses incurred in connection with such claim, suit, proceeding or other action.

(f)           Other than in the case of a material breach by the Company of Section 6.3, in the event of fraud, or in the event of an intentional breach by the Company of any representation, warranty, covenant or agreement, the parties agree that the payment of the Termination Fee and the Parent Expense Reimbursement by the Company shall be the sole and exclusive remedy available to Parent, Merger Sub or any Buyer Party in the event of termination of this agreement as provided in Section 8.2(b) or Section 8.2(d), and upon payment of the Termination Fee and Parent Expense Reimbursement, none of the Company or any Company Party shall have further liability to the Parent, Merger Sub or any Buyer Party hereunder. The parties agree that the payment of the Parent Termination Fee by the Parent shall be the sole and exclusive remedy available to the Company or any Company Party in the event of termination of this agreement as provided in Section 8.2(c), and upon payment of the Parent Termination Fee, none of Parent, Merger Sub or any Buyer Party shall have further liability to Company hereunder.

ARTICLE IX.
MISCELLANEOUS

Section 9.1.         Amendment and Modification. Subject to applicable Law, this Agreement may be amended, modified and supplemented in any and all respects, whether before or after any vote of the stockholders of the Company contemplated hereby, by written agreement of the parties hereto; provided, however, that after the approval of this Agreement by the stockholders of the Company, no such amendment, modification or supplement shall reduce or change the Merger Consideration or adversely affect the rights of the Company’s stockholders hereunder without the approval of such stockholders.

Section 9.2.         Non-Survival of Representations and Warranties. None of the representations and warranties in this Agreement or in any schedule, instrument or other document delivered pursuant to this Agreement shall survive the Effective Time or the termination of this Agreement. This Section 9.2 shall not limit any covenant or agreement contained in this Agreement that by its terms is to be performed in whole or in part after the Effective Time.

Section 9.3.         Notices. All notices, consents and other communications hereunder shall be in writing and shall be given (and shall be deemed to have been duly given upon receipt, provided that any notice received on any Business Day after 5:00 p.m., local time, or on any non-Business Day, shall be deemed to have been received at 9:00 a.m., local time, on the next Business Day) by hand delivery, by prepaid overnight courier (providing written proof of delivery), by confirmed facsimile transmission or by certified or registered mail (return receipt requested and first class postage prepaid), addressed as follows:

(a)          if to Parent or Merger Sub, to:

Gores Logistics Holdings, LLC
c/o The Gores Group, LLC
6260 Lookout Road
Boulder, CO 80301
Facsimile: (303) 531-1001
Attention:  CFO/Managing Director

(b)          if to the Company, to:

Clark Holdings Inc.
121 New York Avenue
Hillside Avenue Building
Trenton, New Jersey 08638
Facsimile: (609) 844-0490
Attention: Chief Executive Officer

with a copy (which shall not constitute notice) to:

Graubard Miller
The Chrysler Building
405 Lexington Avenue, 19th Floor
New York, New York 10174
Facsimile: (212) 818-8881
Attention: David Alan Miller, Esq.

or to such other address or facsimile number for a party as shall be specified in a notice given in accordance with this Section 9.3.

Section 9.4.         Interpretation. The parties hereto have participated jointly in the negotiation and drafting of this Agreement. In the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the parties hereto, and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any provisions of this Agreement. The inclusion of any item in the Company Disclosure Schedule shall not be deemed to be an admission or evidence of materiality of such item, nor shall it establish any standard of materiality for any purpose whatsoever.

Section 9.5.         Counterparts. This Agreement may be executed in multiple counterparts, each of which when executed and delivered shall be deemed to be an original but all of which taken together shall constitute one and the same agreement. Delivery of an executed counterpart of a signature page to this Agreement by facsimile or other means of electronic transmission shall be as effective as delivery of a manually executed counterpart.

Section 9.6.         Entire Agreement; Third-Party Beneficiaries. This Agreement (including the Company Disclosure Schedule, Parent Disclosure Schedule and the exhibits, schedules and instruments referred to herein) and the Confidentiality Agreement (a) constitute the entire agreement and supersede all prior agreements and understandings, both written and oral, among the parties with respect to the subject matter hereof and (b) are not intended to confer upon any Person other than the parties hereto and their respective successors and permitted assigns any rights or remedies hereunder, except, in the case of clause (b), for (i) the rights of the Company’s stockholders to receive the Merger Consideration, the holders of the Company Options to receive the Option Consideration and the Employees set forth in Section 3.2(b) of the Company Disclosure Schedule to receive the Incentive Bonuses, as the case may be, following the Effective Time, and (ii) as provided in Section 6.6 (which is intended for the benefit of the Insured Parties and the Indemnified Parties, all of whom shall be third-party beneficiaries of Section 6.6, and which may not be waived without their consent) and Section 6.15 (which is intended for the benefit of EVE Partners LLC, AlixPartners, LLP and the Company’s legal counsel, all of whom shall be third-party beneficiaries of Section 6.15, and which may not be waived without their consent.

Section 9.7.         Severability. If any term, provision, covenant or restriction of this Agreement is held by a court of competent jurisdiction or other authority to be invalid, void, unenforceable, such term, provision, covenant or restriction shall be deemed to be modified to the extent necessary to render it valid, effective and enforceable, and the remainder of the terms, provisions, covenants and restrictions of this Agreement shall remain in full force and effect and shall in no way be affected, impaired or invalidated.

Section 9.8.         Governing Law. This Agreement shall be governed and construed in accordance with the laws of the State of Delaware applicable to contracts to be made and performed entirely therein without giving effect to the principles of conflicts of law thereof or of any other jurisdiction.

Section 9.9.         Jurisdiction.

(a)         Each of the parties hereto hereby irrevocably and unconditionally submits, for itself and its property, to the exclusive jurisdiction of the Delaware Court of Chancery (and if jurisdiction in the Delaware Court of Chancery shall be unavailable, the Federal courts of the United States of America sitting in the State of Delaware), and any appellate court from any thereof, in any action or proceeding arising out of or relating to this Agreement or the Transactions or for recognition or enforcement of any judgment relating thereto, and each of the parties hereby irrevocably and unconditionally (i) agrees not to commence any such action or proceeding except in the Delaware Court of Chancery (and if jurisdiction in the Delaware Court of Chancery shall be unavailable, the Federal court of the United States of America sitting in the State of Delaware), (ii) agrees that any claim in respect of any such action or proceeding may be heard and determined in the Delaware Court of Chancery (and if jurisdiction in the Delaware Court of Chancery shall be unavailable, the Federal courts of the United States of America sitting in the State of Delaware), and any appellate court from any thereof, (iii) waives, to the fullest extent it may legally and effectively do so, any objection which it may now or hereafter have to the laying of venue of any such action or proceeding in the Delaware Court of Chancery (and if jurisdiction in the Delaware Court of Chancery shall be unavailable, the Federal courts of the United States of America sitting in the State of Delaware), and (iv) waives, to the fullest extent it may legally and effectively do so, the defense of an inconvenient forum to the maintenance of such action or proceeding in the Delaware Court of Chancery (and if jurisdiction in the Delaware Court of Chancery shall be unavailable, the Federal courts of the United States of America sitting in the State of Delaware). Each of the parties hereto agrees that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by Law.

(b)         EACH PARTY HERETO ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE IT HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY. EACH PARTY CERTIFIES AND ACKNOWLEDGES THAT (I) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE EITHER OF SUCH WAIVERS, (II) IT UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF SUCH WAIVERS, (III) IT MAKES SUCH WAIVERS VOLUNTARILY, AND (IV) IT HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 9.9(b).

Section 9.10.       Service of Process. Each party hereto irrevocably consents to the service of process outside the territorial jurisdiction of the courts referred to in Section 9.9 in any such action or proceeding by mailing copies thereof by registered United States mail, postage prepaid, return receipt requested, to its address as specified in or pursuant to Section 9.3, with a copy provided by reputable overnight courier.  However, the foregoing shall not limit the right of a party to effect service of process on the other party by any other legally available method.

Section 9.11.       Specific Performance; Limitation on Liability. The parties agree that irreparable damage, for which monetary damages, even if available, may not be an adequate remedy, would occur in the event that the parties hereto do not perform the provisions of this Agreement (including failing to take such actions as are required of it hereunder in order to consummate this Agreement) in accordance with its specified terms, or otherwise breach such provisions. The parties acknowledge and agree that the parties shall be entitled to an injunction, specific performance and other equitable relief to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereof. Any party seeking an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement shall not be required to provide any bond or other security in connection with any such order or injunction. If Parent, Merger Sub or any Buyer Party shall seek money damages in respect of this Agreement or the Transactions, then, absent a willful and intentional breach, or fraud, or a material breach by the Company of Section 6.3, the maximum aggregate liability of the Company and any Company Party shall be limited to an aggregate amount equal to the sum of the Termination Fee and Parent Expense Reimbursement.

Section 9.12.       Assignment. Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any of the parties hereto (whether by operation of law or otherwise) without the prior written consent of the other parties and any attempt to do so will be null and void. Subject to the preceding sentence, this Agreement shall be binding upon, inure to the benefit of and be enforceable by the parties hereto and their respective permitted successors and assigns.

Section 9.13.       Expenses. Except as otherwise set forth herein, all costs and expenses incurred in connection with this Agreement and the consummation of the Transactions shall be paid by the party incurring such costs and expenses, whether or not any of the Transactions are consummated.  In the event the Closing occurs, the Surviving Company shall pay the costs and expenses incurred by or on behalf of Parent and Merger Sub.

Section 9.14.       Headings. Headings of the articles and sections of this Agreement and the table of contents, schedules, annexes and exhibits are for convenience of the parties only and shall be given no substantive or interpretative effect whatsoever.

Section 9.15.       Waivers. Any failure of any of the parties hereto to comply with any obligation, covenant, agreement or condition herein may be waived by the party or parties entitled to the benefits thereof, only by a written instrument signed by the party granting such waiver, but such waiver or failure to insist upon strict compliance with such obligation, covenant, agreement or condition shall not operate as a waiver of, or estoppel with respect to, any subsequent or other failure.

[Remainder of page intentionally left blank.]

IN WITNESS WHEREOF, each of the Company, Parent and Merger Sub has caused this Agreement to be signed by its duly authorized officer as of the date first written above.

CLARK HOLDINGS INC.

By:	/s/ Gregory E. Burns
Name: Gregory E. Burns
Title: Chief Executive Officer

GORES LOGISTICS HOLDINGS, LLC

By:	/s/ Thomas A. Waldman
Name: Thomas A. Waldman
Title: VP & Secretary

GORES LOGISTICS SUB, INC.

By:	/s/ Thomas A. Waldman
Name: Thomas A. Waldman
Title: VP & Secretary